Exhibit 10.1

€125,000,000
LETTER OF CREDIT FACILITY AGREEMENT
dated 30 October 2009
among
FLOWSERVE CORPORATION
FLOWSERVE B.V.
FLOWSERVE HAMBURG GMBH
FLOWSERVE POMPES S.A.S.
FLOWSERVE GB LIMITED
WORTHINGTON S.R.L.
FLOWSERVE SPAIN S.L.U.
as Original LG Users
and
FLOWSERVE CORPORATION
as Guarantor
and
CALYON
as Mandated Lead Arranger
and
CALYON
as Administrative Agent
and
CALYON
as Issuing Bank
and
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Participating Banks

19, Place Vendôme
75001 Paris

i

v

THIS AGREEMENT is dated 30 October 2009 and made between:
(1)
FLOWSERVE CORPORATION, a publicy-traded corporation organized and existing under the laws of the State of New York and having its address at 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas USA 75039, as Original LG User and Guarantor (the “Company”);

(2)
THE SUBSIDIARIES of the Company listed in Part I (The Original LG Users) of Schedule 1 (The Original Parties) as Original LG Users (together with the Company as Original LG User, the “Original LG Users”);

(3)
CALYON, a French “société anonyme”, having a share capital of EUR 6,055,504,839, and its registered office at 9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France, registred under the no. 304 187 701 with the Registre du Commerce et des Sociétés of Nanterre (France), as mandated lead arranger (the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II (The Original Participating Banks) of Schedule 1 (The Original Parties) as Participating Banks (the “Original Participating Banks”);

(5)
CALYON, a French “société anonyme”, having a share capital of EUR 6,055,504,839, and its registered office at 9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France, registred under the no. 304 187 701 with the Registre du Commerce et des Sociétés of Nanterre (France), as administrative agent of the Finance Parties (the “Administrative Agent”); and

(6)
CALYON, a French “société anonyme”, having a share capital of EUR 6,055,504,839, and its registered office at 9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France, registred under the no. 304 187 701 with the Registre du Commerce et des Sociétés of Nanterre (France), as issuing bank (the “Issuing Bank”).

IT IS AGREED as follows:
SECTION 1 — INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

“Acceptable Bank” means a bank or financial institution which is rated by a Rating Agency and which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or A2 or higher by Moody’s.
“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).
“Accounting Principles” means:
(a)
with respect to the financial statements of Flowserve Group Member incorporated in the United States of America, the United States of America generally accepted accounting principles applied on a consistent basis (hereafter, in this definition, a “Recommendation”), and when a matter is not covered by a Recommendation, other accounting principles that either:

(i)	are generally accepted by virtue of their use in similar circumstances by a significant number of profit-oriented entities in the United States of America; or

(ii)	are consistent with the Recommendations and are developed through the exercise of professional judgment and the application of the concepts described in the accounting principles referred to above, provided that, in the case of either subparagraph (i) or (ii) above, the Auditors will have concurred in the use of such other accounting principles; and

(b)
with respect to the financial statements of any other Flowserve Group Member, generally accepted accounting principles applicable to that person and in effect from time to time in the jurisdiction of incorporation of that person.

“Accounting Reference Date” means 31 December.
“Additional Cost Rate” has the meaning given to that term in Schedule 5 (Mandatory Cost Formula).
“Additional LG User” means a company which becomes a LG User in accordance with Clause 28 (Changes to the Obligors).
“Administrative Agent’s Spot Rate of Exchange” means the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market on the relevant Reuters screen at or about 5:00 p.m, Paris time on a particular day or, in respect of the definition of Dollar Exchange Rate, for the purchase of the relevant currency with Dollars in Paris at 5:00 p.m, Paris time on a particular day.
“Affected LG User” has the meaning given to such term in Clause 10.2 (Obligors’ Liabilities).
“Affiliate” means, with respect to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amount of the Claim” has the meaning given to such term in Clause 10.2 (Obligors’ Liabilities).
“Annual Consolidated Financial Statement” has the meaning given to it in Clause 23 (Information Undertakings).
“Applicable Law” means, for any person, all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) authorisation of any Governmental Authority and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority, in each case, applicable to or binding upon such person or any of its properties.
“Auditors” means Price Waterhouse Coopers LLP and its Affiliates or any other firm approved in advance by the Majority Participating Banks (such approval not to be unreasonably withheld or delayed).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the Signing Date to and including the date falling one (1) year after the Signing Date.
“Available Commitment” means, in relation to a Participating Bank, its Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Letter of Credit; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Issuance Date, as adjusted in accordance with Clause 8 (Existing Letters of Credit).
For the purposes of calculating a Participating Bank’s Available Commitment in relation to any proposed Utilisation, that Participating Bank’s participation in Letters of Credit that are due to be cancelled on or before the proposed Issuance Date shall not be deducted from that Participating Bank’s Commitment.
“Available Facility” means the aggregate for the time being of each Participating Bank’s Available Commitment.
“Banking Facility” means:
(a)	any agreement, deed, indenture or other document providing for or evidencing Indebtedness for Borrowed Money;

(b)
a letter of credit facility (including a facility in respect of documentary letters of credit), letter of guarantee facility or facility for the issue of similar instruments (but not including any facility for the issuance of bonds by a surety or an insurance company); and

(c)	any agreement, deed, indenture or other document providing for the issue of any guarantee or indemnity in respect of any liability under or relating to any of the foregoing.
“Bank of America Credit Agreement” means, as amended, the credit agreement dated as of 12 August 2005 entered into between the Company, Bank of America N.A. and the financial institutions named therein, and any refinancing thereof.
“Base Currency” means the euro.
“Base Currency Amount” means the amount specified in the Issuance Request delivered by a LG User for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Administrative Agent’s Spot Rate of Exchange on the date which is three Business Days before the Issuance Date or, if later, on the date the Administrative Agent receives the Issuance Request in accordance with the terms of this Agreement), as adjusted under Clause 6 (Reduction of a Letter of Credit) at three monthly intervals.
“BBVA” means Banco Bilbao, Vizcaya Argentaria, S.A., whose registered office is located at Plaza San Nicolas, nº4 -48005 Bilbao- Vizcaya, Spain.
“Beneficiary” means a beneficiary under a Letter of Credit as identified therein.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Budget” means any budget delivered by the Company to the Administrative Agent in respect of that period pursuant to Clause 23.5 (Budget).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with the Accounting Principles, and the amount of debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with the Accounting Principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Capital Stock” of any person means any and all common shares, preferred shares or other equivalent equity interests, howsoever designated, in the capital stock of a body corporate, equity preferred or common interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent ownership interest, or the interest of a beneficiary under a trust), in each case, whether outstanding on the Signing Date or issued thereafter, and any rights, warrants or options exchangeable for or convertible into such Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Cash and Cash Equivalent Investments” means the sum of cash on hand and any Cash Equivalent Investments.
“Cash Equivalent Investments” means:
(a)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of the United States of America or an Eligible Country (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or an Eligible Country, as the case may be), in each case maturing within one year of the date of acquisition;

(b)
marketable general obligations issued by any state of the United States of America or any state or territory of an Eligible Country or any political subdivision of any such province, state or territory or any corporation or public instrumentality thereof maturing within one year of the date of acquisition and having a credit rating of at least A-1 from S&P or P-1 from Moody’s;

(c)
investments in commercial paper or other similar marketable promissory notes maturing no longer than twelve (12) Months from the date of acquisition and having a credit rating of at least A-1 from S&P or P-1 from Moody’s;

(d)
investments in certificates of deposit, banker’s acceptance and time deposits of the United States of America or an Eligible Country maturing within twelve (12) Months of the date of acquisition, issued, guaranteed by or placed with, and money market deposit accounts issued by any commercial bank or trust company organized or licensed under the laws of the United States of America or an Eligible Country, or any province, state or territory thereof, in each case having a credit rating of at least A-1 from S&P or P-1 from Moody’s; and

(e)
investments in money market funds or other mutual funds that invest in, or repurchase obligations that are comprised of the types of Cash Equivalent Investments described in paragraphs (a) to (d) above and which themselves have a credit rating rated at least equal to that applicable to the relevant type of Cash Equivalent Investments referred to in paragraphs (a) to (d) above which are comprised in such fund.

“Change of Control” has the meaning given to it in Clause 26.15 (Change of Control).
“Claim” has the meaning given to such term in Clause 10.1 (Issuing Bank Liabilities).
“Claim Notification” has the meaning given to such term in Clause 10.2 (Obligors’ Liabilities).
“Closing Date” means the date on which the first Utilisation is made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Commitment” means:
(a)
in relation to an Original Participating Bank, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II (The Original Participating Banks) of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Participating Bank, the amount in the Base Currency of any Commitment transferred to it under this Agreement, as it may be cancelled, reduced or transferred under this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Administrative Agent (acting reasonably).
“Confidential Information” means all information relating to the Company, any other Obligor, the Flowserve Group, the Finance Documents or the Facility in respect of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)	any Flowserve Group Member or any of its advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Flowserve Group Member or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor, any Flowserve Group Member or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors or the Flowserve Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means either a confidentiality undertaking substantially in the latest recommended LMA form or any other form agreed between the Company and the Administrative Agent.

“Consolidated EBITDA” has the meaning given to such term in Clause 24.1 (Financial definitions).
“Consolidated Interest Expense” has the meaning given to such term in Clause 24.1 (Financial definitions).
“Consolidated Net Income” has the meaning given to such term in Clause 24.1 (Financial definitions).
“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination in each case under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Participating Bank” means any Participating Bank:
(a)	which has repudiated its obligations under a Finance Document in violation of the provisions of the Finance Documents;

(b)	with respect to which an Insolvency Event has occurred and is continuing; or

(c)
has failed to make (or has notified the Administrative Agent that it will not make) a payment to be made by it under Clause 10.3 (Participating Banks’ Liabilities) or Clause 19.4 (Indemnity to the Administrative Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Participating Bank by the due date for payment;

unless, in the case of paragraph (c) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or
(ii)	the Participating Bank is disputing in good faith whether it is contractually obliged to make the payment in question.
“Designated Website” has the meaning given to such term in Clause 34.7 (Use of websites).
“Deutsche Bank AG, Paris Branch” means Deutsche Bank AG, whose registered office is located at Theodor-Heuss-Allee 70, D 60486 Frankfurt am Main, Germany registered with RC / HRB Frankfurt No. 30.000, acting, for the purposes of this Agreement, through its Paris branch located at 3 avenue de Friedland, 75008 Paris, France.
“Dispute” has the meaning given to such term in Clause 41 (Enforcement — Jurisdiction of French Courts).
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dollar” or “$” means the United States of America dollar.
“Dollar Equivalent” means the amount in any currency (other than Dollars) converted in Dollars, at the time a determination is made in accordance with this Agreement, using the Dollar Exchange Rate.
“Dollar Exchange Rate” means, on any day with respect to any currency (other than Dollars), the rate at which such currency (other than Dollars) may be exchanged into Dollars (or, for purposes of any provision of this Agreement requiring or permitting the conversion of an currency (other than Dollars) to Dollars, the rate at which Dollars may be exchanged into a currency (other than Dollars)), based on the Administrative Agent’s Spot Rate of Exchange.
“Eligible Country” means:
(a)	any country, other than the United States of America, which is a member of the OECD; or

(b)	any member state of the European Union that has adopted the Base Currency as its lawful currency in accordance with EMU Legislation, and in each case, whose long term debt is rated AA- or higher by S&P or Aa3 or higher by Moody’s.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, change over to, or operation of the euro in one or more member states.
“Environmental Laws” shall mean all applicable laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety as related to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including fees and expenses of attorneys and consultants) or costs, including those arising from or relating to:
(a)	any action to address the on-or off-site presence, Release of, or exposure to, Hazardous Materials;

(b)	permitting and licensing, administrative oversight, insurance premiums and financial assurance requirements;

(c)	any personal injury (including death), property damage (real or personal) or natural resource damage; and

(d)	the compliance or non-compliance with any Environmental Law.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, together with all rules, regulations, and interpretations thereunder or related thereto.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following:
(a)
any “reportable event,” as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043);

(b)
the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302, 303, or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure with respect to any Plan to satisfy the minimum funding requirement of Section 412 of the Code or Section 302 of ERISA, whether or not waived; the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for, or the receipt of, a waiver of the minimum funding standard under such sections of the Code or ERISA with respect to any Plan or Multiemployer Plan, or that such failing may be made; or a determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA;

(c)
the incurrence by the Company, any of its Subsidiaries, or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(d)
the receipt by the Company, any of its Subsidiaries, or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the filing of any such notice; the occurrence of an event or condition which could reasonably be expected to constitute grounds for the institution of proceedings, by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

(e)	the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 307 of ERISA;

(f)
the receipt by the Company, any of its Subsidiaries, or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, any of its Subsidiaries, or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; the complete or partial withdrawal of the Company, any of its Subsidiaries, or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal; or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;

(g)
the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to which the Company, any of its Subsidiaries, or any ERISA Affiliate incurs any liability; or

(h)	any Foreign Benefit Event.
“EONIA” means, in relation to any amount to be owing by an Obligor under a Finance Document in euro on which interest is to accrue on a specific day:
(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Target Day immediately following such specific day.
“EU Regulation” has the meaning given to such term in Clause 22.25 (Centre of main interests and establishments).
“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).
“Existing Credit Agreement” means, as amended, the letter of credit agreement dated as of 14 September 2007 entered into between the Company and the financial institutions named therein.
“Existing Guarantees” has the meaning given to such term in paragraph (i) of the definition of Permitted Security.
“Existing Letter of Credit” has the meaning given to such term in Clause 8 (Existing Letters of Credit).
“Existing Participating Bank” has the meaning given to such term in Clause 27.1 (Assignments and transfers by the Participating Banks).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.
“Extension Request” means a written notice, substantially in the form set out in Schedule 4 (Extension Request), requesting an extension of a Letter of Credit.
“Facility” has the meaning given to that term in Clause 2.1 (The Facility).
“Facility Office” means:
(a)
in respect of a Participating Bank or the Issuing Bank, the office notified by that Participating Bank or the Issuing Bank to the Administrative Agent in writing on or before the date it becomes a Participating Bank or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.
“Fee Letter” means any letter or letters dated on or about the Signing Date between the Arranger and the Company and/or the Administrative Agent and the Company setting out any of the fees referred to in Clause 16 (Fees).
“Finance Document” means this Agreement, any Accession Letter, the TEG Letter, the Flowserve Corporation Guarantee, any Compliance Certificate, any Fee Letter, any Issuance Request, each Letter of Credit, any Extension Request and any other document designated as a “Finance Document” by the Administrative Agent (acting on the instructions of the Majority Participating Banks) and the Company.
“Finance Parties” means the Administrative Agent, the Arranger, the Participating Banks and the Issuing Bank, and “Finance Party” shall mean any of them.
“Financial Covenants” means the Interest Coverage Ratio, the Leverage Ratio and the Net Worth.
“Financial Semester” means either of the six-Month periods of each Financial Year commencing on the first day of the Financial Year and ending on 30 June.
“Financial Year” means the annual accounting period of the Flowserve Group ending on the Accounting Reference Date in each year.
“First Currency” has the meaning given to such term in Clause 19.1 (Currency Indemnity).
“Flowserve B.V.” has the meaning given to such term in Part I (The Original LG Users) of Schedule 1 (The Original Parties).

“Flowserve Corporation” means Flowserve Corporation a publicy-traded corporation organized and existing under the laws of the State of New York and having its address at 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas USA 75039.
“Flowserve Corporation Guarantee” means the French language first demand guarantee to be issued by the Company on the Signing Date an English translation (for information) of which is set out in Schedule 11 (Form of Flowserve Corporation Guarantee) .
“Flowserve GB Limited” means Flowserve GB Limited a private company organized and existing under the laws of the United Kingdom and having its address at P.O. Box 17, Lowfield Works, Newark, Notts NG24 3EN, United Kingdom.
“Flowserve Group” means, from time to time, the Company, the other Obligors, and each of their respective consolidated Subsidiaries on a combined basis.
“Flowserve Group Indebtedness” has the meaning given to such term in Clause 24.1 (Financial definitions).
“Flowserve Group Member” means an entity part of the Flowserve Group.
“Flowserve Hamburg GmbH” means Flowserve Hamburg GmbH a limited liability company organized and existing under the laws of Germany and having its address at Friedrich-Ebert-Damm 105, 22047 Hamburg, Germany.
“Flowserve Pompes SAS” means Flowserve Pompes SAS a French “société par actions simplifiée” organized and existing under the laws of France and having its address at Route d’Angers, 72230 Arnage, France.
“Flowserve Spain S.L.U” means Flowserve Spain S.L.U. a private company organized and existing under the laws of Spain and having its address at Av. Fuentemar, 26-28, Poligono Industrial, 28820 Coslada (Madrid), Spain.
“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan:
(a)	the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b)	the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;

(c)
the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan; and

(d)
the incurrence of any liability in excess of $10,000,000 (or the Dollar Equivalent thereof if in another currency) by the Company or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or

(e)
the occurrence of any transaction that is prohibited under any Applicable Law that results in the incurrence of any liability by the Company or any of its Subsidiaries, or the imposition on the Company or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Law, in each case in excess of $10,000,000 (or if in another currency, its Dollar Equivalent).

“Foreign Pension Plan” shall mean any benefit plan fund or similar program established, contributed to, or maintained outside the United States by the Company or any of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program, other than a trust or funding vehicle maintained exclusively by a Governmental Authority, is not subject to ERISA or the Code.
“Governmental Authority” shall mean, as the case may be, any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body of France, the United State, the Netherlands, Germany and Spain or other foreign governmental authority having jurisdiction over any Party or any of their respective businesses, operations, assets or properties.
“Guarantees” means, without duplication, any obligation (whatever called) of any person to pay, guarantee, stand as surety for, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, the indemnification in respect of letters of credit and letters of guarantee issued in respect of Indebtedness for Borrowed Money, or otherwise) for the payment of, or to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness for Borrowed Money of any other person.
“Guarantor” means the Company and any other entity becoming a “guarantor” under the terms of this Agreement.
“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, in each case regulated by any Environmental Law, and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Impaired Administrative Agent” means the Administrative Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Administrative Agent otherwise repudiates its obligations under a Finance Document in violation of the provisions of the Finance Documents;

(c)	(if the Administrative Agent is also a Participating Bank) it is a Defaulting Participating Bank under paragraph (a) or (d) of the definition of “Defaulting Participating Bank”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Administrative Agent;
unless, in the case of paragraph (a) or (c) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or
(ii)	the Administrative Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increased Costs” has the meaning given to such term in Clause 18.1 (Increased costs).
“Indebtedness for Borrowed Money” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) of a person for the payment or repayment of money borrowed or raised (whether or not for a cash consideration), by whatever means, including, without limitation, obligations under or in respect of:
(a)	deposits and financial leasing;

(b)	any letter of credit, letter of guarantee, bond, guarantee or similar instrument securing financial accommodation;

(c)	promissory notes, certificates of deposit or like instruments (whether negotiable or otherwise);

(d)	acceptance credit, note purchase or bill acceptance or discounting facilities; or

(e)	like arrangements entered into by any person in order to enable it to finance its operations or capital requirements;
but excluding reimbursement obligations in respect of advance payments made by or on behalf of third party customers in relation to purchase orders to any Flowserve Group Member.
“Insolvency Event” means with respect to any person, the occurrence of any of the following events:
(a)
an order is made that such person be wound up (other than in connection with a permitted consolidation, amalgamation or merger), and such proceeding shall remain undismissed or unstayed for 30 days; or

(b)	an order appointing a liquidator, an administrator or a provisional liquidator in respect of such person is made, or one of them is appointed; or

(c)	a receiver, receiver and manager, statutory manager, trustee, sequestrator or similar official, is appointed in respect of such person or all or substantially all of its assets; or

(d)
the person enters into, or resolves to enter into, an arrangement or reconstruction or composition with, or assignment for the benefit of, all or any class of its creditors, or it enters into a reorganization, moratorium or other administration involving any of them for reasons relating to financial difficulty; or

(e)
the person suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared with respect to any part of its indebtedness without the consent of the relevant creditors; or

(f)
the person (i) is declared in a final judgement to be, (ii) is, or is deemed for the purposes of any law to be, (iii) states that it is, insolvent or unable to pay its debts generally when they fall due or (iv) for person located in France such person is in state of “cessation des payments”; or

(g)
the person resolves to wind itself up, assigns itself into bankruptcy (including by filing a voluntary petition under Title 11 of the United States Code) or in any other similar legislation of any jurisdiction applicable to such person, or gives notice of its intention to do so for reasons relating to insolvency; or

(h)
the commencement of an involuntary proceeding against the person (i) seeking bankruptcy, liquidation, reorganization, dissolution, winding up, a composition or arrangement with creditors, a readjustment of debts, or other relief with respect to it or its debts under any bankruptcy laws or other customary insolvency actions or (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, the issuance of a writ of attachment, execution, or similar process, or like relief if, in each such case mentioned in (i) or (ii) above, none of subparagraphs (b), (c) or (d) of this subsection (i) apply and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days, for the purposes of this paragraph (h), the occurrence any of the events mentioned in subparagraphs (i) to (iii) below shall not constitute an Insolvency Event:
(i)
a vexatious or frivolous petition or filing presented against a Finance Party by a creditor or other step against a Finance Party which is being contested by such Finance Party in good faith and with due diligence and is discharged or struck out within 60 days; or

(ii)
any other petition or filing presented against a Finance Party by a creditor or other step against a Finance Party in relation to a claim for an amount of less than three (3) percent of the shareholders’ fund ; and

(iii)	any action against a Finance Party taken as part of a solvent winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise),

(i)
an order for relief is entered against the person under applicable insolvency, bankruptcy or fraudulent conveyance laws, or similar statutes or common law, including, without limitation, as applicable, Title 11 of the United States Code as now or hereafter in effect, or

(j)
the filing by the person of an answer admitting the material allegations of a petition filed against it in any involuntary proceeding (of the type referred to in sub-paragraph (i) but not of the type referred to in sub-paragraphs (h)(i), (ii) or (iii)) commenced against it, or

(k)
consent by the person to any relief referred to in this subsections (i) to (j) above or to the appointment of or taking possession by any such official in any involuntary proceeding (of the type referred to in sub-paragraph (i)) commenced against it; or

(l)	anything analogous or having a substantially similar effect to any of the events specified above happens under the Law of any applicable jurisdiction.
“Interest Coverage Ratio” has the meaning given to such term in Clause 24.1 (Financial definitions).
“Investment Grade Ratings” shall mean that the credit rating of the Company’s senior unsecured, non-credit-enhanced long-term debt (the “Senior Unsecured Debt” ) is (a) BBB- or higher, as determined by S&P or (b) Baa3 or higher, as determined by Moody’s.
“IRS” means the U.S. Internal Revenue Service.
“Issuance Date” means the date on which a Letter of Credit is issued under this Agreement.
“Issuance Request” means a written notice, substantially in the form set out in Schedule 3 (Issuance Request), requesting an Utilisation.
“Issuing Bank” means with respect to the Letters of Credit issued under this Agreement, Calyon.
“Legal Opinion” means any legal opinion delivered to the Administrative Agent under Clause 3.1 (Conditions precedent to Signing) or Clause 28 (Changes to the Obligors).
“Legal Reservations” means the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;
“Letter of Credit” means any performance stand by letter of credit subject to RUU 600 (ICC Revision 2007) or ISP 98 (ICC Publication 590), documentary credit, letters of guarantee, bid bonds, performance bonds, performance guarantees, advance payment bonds, retention money bonds, with the exception of non-trade related instruments, issued pursuant to this Agreement by the Issuing Bank at the request of and for the account of a LG User pursuant to an Issuance Request, in the form agreed upon pursuant to Clause 4.6 (Issuance of Letters of Credit). For the avoidance of doubt, Letters of Credit do not comprise Existing Letters of Credit.
“Leverage Ratio” has the meaning given to such term in Clause 24.1 (Financial definitions).

“LG Users” means the Original LG Users and any Subsidiary of the Company acceding to this Agreement in accordance with Clause 28.2 (Additional LG Users) as Additional LG User.
“Lloyds TSB Bank plc” means Lloyds TSB Bank plc, whose registered office is located at 25 Gresham St, London, EC2V 7HN, United Kingdom
“LMA” means the Loan Market Association.
“Majority Participating Banks” means:
(a)
for the purposes of (i) paragraph (a) of Clause 38.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation (other than a Utilisation on the Closing Date) of the condition in Clause 3.2 (Conditions Precedent), a Participating Bank or Participating Banks whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitment; and

(b)
(in any other case), a Participating Bank or Participating Banks whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitment (or, if the Total Commitment have been reduced to zero, whose participations in the outstanding Utilisations aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 5 (Mandatory Cost Formula).
“Margin Regulations” means Regulations T, U and X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Margin Stock” means “margin stock” as defined in the Margin Regulations.
“Material Adverse Effect” means a material adverse effect on the financial condition, business or business prospects of the Company and its Subsidiaries, taken as a whole, which, in any such case, in the reasonable opinion of the Majority Participating Banks, affects or would affect the ability of the Obligors to pay or refinance, when due, amounts owing under the Finance Documents.
“Material Subsidiary” means:
(a)	an Obligor (other than the Company); or

(b)	a Subsidiary of the Company which is:
(i)	listed in Schedule 12 (Material Subsidiaries); or

(ii)	whose total assets represent more than 10 per cent of Flowserve Group’s combined assets; or

(iii)	whose total sales and operating revenues represent more than 10 per cent of Flowserve Group’s combined sales and operating revenues; or

(iv)
if the aggregate assets or sales and operating revenues of the Company and all Material Subsidiaries at any time is less than 80 per cent of the combined assets or combined sales and operating revenues of the Flowserve Group (as applicable) (the “80 per cent. Test”), the next largest Subsidiaries of the Company by assets and/or sales and operating revenues (in order) will, until the 80 per cent. Test is satisfied, be deemed to be Material Subsidiaries.

Compliance with the conditions set out in paragraphs (b) (ii) and (b) (iii) shall be determined by reference to the latest Annual Consolidated Financial Statements of the Company.
A report by the Auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.
“Maturity Date” means the date falling five (5) years after the Signing Date.
“Month” means a period starting on one day in a calendar Month and ending on the numerically corresponding day in the next calendar Month, except that:
(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar Month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar Month in which that period is to end, that period shall end on the last Business Day in that calendar Month.
The above rules will only apply to the last Month of any period. “monthly” shall be construed accordingly.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, (a)(i) which is contributed to by (or to which there is an obligation to contribute of) the Company, any of its Subsidiaries, or any ERISA Affiliate, and (ii) each such plan for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries, or any ERISA Affiliate contributed to or had an obligation to contribute to such plan, or (b) with respect to which the Company, any of its Subsidiaries, or any ERISA Affiliate may incur any liability.
“Net Worth” has the meaning given to such term in Clause 24.1 (Financial definitions).
“New Participating Bank” has the meaning given to such term in Clause 27.1 (Assignments and transfers by the Participating Banks).
“Non-Acceptable Participating Bank” means a Participating Bank:
(a)	whose long term unsecured debt rating falls below A- or A3 by the relevant Rating Agency or has ceased to be rated by a relevant Rating Agency; or

(b)	is a Defaulting Participating Bank.
“Non-Consenting Participating Bank” has the meaning given to such term in Clause 38.4 (Replacement of Participating Banks).

“Obligations” has the meaning given to such term in Clause 32.2 (Distributions by the Administrative Agent).
“Obligor” means a LG User or the Guarantor.
“Obligors’ Administrative Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Administrative Agent).
“OECD” means the Organization for Economic Cooperation and Development.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).
“Original Financial Statements” means:
(c)
in relation to the Company, (i) the audited consolidated financial statements for its Financial Year ended 31 December 2008 and (ii) the unaudited consolidated financial statements for the Financial Semester ended 30 June 2009; and

(d)	in relation to each other Obligor, its audited unconsolidated financial statements for its Financial Year ended 31 December 2008.
“Original LG Users” means the Company in such capacity, Flowserve B.V., Flowserve Hamburg GMBH, Flowserve Pompes S.A.S., Flowserve GB Limited, Worthington S.R.L. and Flowserve Spain S.L.U.
“Original Obligor” means an Original LG User or the Guarantor.
“Original Participating Bank” means a Participating Bank having signed this Agreement on the Signature Date and appearing as such under the heading “Commitment” in Error! Reference source not found. (Error! Reference source not found.) of Error! Reference source not found. (Error! Reference source not found.)
“Ownership Threshold Event” means that the Company ceases to beneficially own, directly or indirectly, and free and clear of any Security (other than a Permitted Security) shares or other participation interests carrying the right to exercise 100 per cent of the total voting power attached to all classes of the outstanding Voting Capital Stock of each other Obligor.
“Paper Form Participating Bank” has the meaning given to such term in Clause 34.7 (Use of websites).
“Participating Bank” means:
(a)	any Participating Bank mentioned as “Original Participating Bank” in Error! Reference source not found. (Error! Reference source not found.); and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Participating Bank in accordance with Clause 27 (Changes to the Participating Banks),

which in each case has not ceased to be a Participating Bank in accordance with the terms of this Agreement.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Payment Date” has the meaning given to such term in Clause 10.2 (Obligors’ Liabilities).
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.
“Permitted Acquisition” means that the Company or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Capital Stock or other equity interests of a person (hereafter, in this definition, an “Acquired Entity”) provided that:
(a)	such acquisition was not preceded by an unsolicited tender offer for such Capital Stock or other equity interest by, or proxy contest initiated by, the Company or any Subsidiary;

(b)
the Acquired Entity shall be a going concern, shall be in a similar line of business as that of the Company and the Subsidiaries as conducted during the current and most recent Financial Year and shall have had positive Consolidated EBITDA over the twelve month period preceding the acquisition; and

(c)	at the time of such transaction:
(i)	both before and after giving effect thereto, no Default shall have occurred and be continuing;

(ii)
the Company would be in compliance with the covenants set forth in paragraph (i) of Clause 24.2 (Financial condition) and the Leverage Ratio shall be at least 25 basis points below the maximum Leverage Ratio permitted at the time pursuant to paragraph (ii) of Clause 24.2 (Financial condition), in each case as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the Annual Consolidated Financial Statements or the Semester Consolidated Financial Statement required pursuant to Clause 23.1(a) and the certificates required pursuant Clause 23.1(b) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this definition occurring after such period) as if such transaction had occurred as of the first day of such period;

(iii)
after giving effect to such acquisition, there must be at least $60,000,000 (or the Dollar Equivalent thereof if in another currency) of unused and available revolving credit commitments under the Bank of America Credit Agreement; and

(iv)
the aggregate of the consideration paid in connection with all such acquisitions (including any Indebtedness of the Acquired Entity that is assumed by the Company or any Subsidiary following such acquisition) shall not exceed:

(A)
if the Company’s Leverage Ratio calculated as provided under clause (c)(ii) above is greater than 3.0 to 1.0, $50,000,000 (or the Dollar Equivalent thereof if in another currency) in any Financial Year of the Company,

(B)
if the Company’s Leverage Ratio calculated as provided under clause (c) (ii) above is equal to or less than 3.0 to 1.0 but greater than 2.0 to 1.0, $100,000,000 (or the Dollar Equivalent thereof if in another currency) in any Financial Year of the Company,

(C)
if the Company’s Leverage Ratio calculated as provided under paragraph (c)(ii) above is equal to or less than 2.0 to 1.0, $150,000,000 (or the Dollar Equivalent thereof if in another currency) in any Financial Year of the Company, and

(D)	$500,000,000 (or the Dollar Equivalent thereof if in another currency) for all such acquisitions, provided, that the amounts may be increased by the amount of consideration for any such acquisition consisting solely of, or paid from the issuance of, common stock of the Company.
All pro forma calculations required to be made pursuant to this definition shall (i) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, are reviewed by the Company’s Auditors and are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (ii) be certified to by a legal representative of the Company as having been prepared in good faith based upon reasonable assumptions.
“Permitted Investments” means, at any time, any one or more of the following:
(a)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)
investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the three highest credit ratings obtainable from S&P or from Moody’s;

(c)
investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)
fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)
investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)
other short-term investments utilized by a Subsidiary of the Company incorporated in a jurisdiction other than the United States of America in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Security” means, as at any time, any one or more of the following:
(a)
any Security existing at the time of acquisition on any asset acquired by any Flowserve Group Member after the Signing Date and not created in contemplation of that acquisition and any substitute Security created on that asset in connection with the refinancing of the Indebtedness for Borrowed Money secured on that asset (but in any such case the principal amount secured by any such Security may not be increased);

(b)
any Security securing indebtedness consisting of Capital Lease Obligations being Security over the asset which is the subject of the relevant capital lease and created for the sole purpose of financing all or any part of the acquisition of that asset and provided that the amount secured shall not exceed the Capital Lease Obligations and provided also that such Security is created substantially contemporaneously with the relevant capital lease (provided that the principal amount secured by any such Security may not be increased);

(c)
any Security subsisting over any asset of any Subsidiary of the Company prior to the date of such Subsidiary becoming a Subsidiary and not created in contemplation of such Subsidiary becoming a Subsidiary and any substitute Security created on that asset in connection with the refinancing of the Indebtedness for Borrowed Money secured on that asset (but in any such case the principal amount secured by such Security may not be increased);

(d)
any Security (other than a floating charge over assets) arising by reason solely of the consolidation, amalgamation or merger of any Obligor with any other corporation as permitted pursuant to Clause 23 (Information Undertakings) or of any Subsidiary of any Obligor with any other corporation, and in any such case arising automatically by operation of mandatory statutory provisions of law or (in the case of the consolidation, amalgamation or merger of Obligors, of Subsidiaries an Obligor, or of any Obligor with any Subsidiary of an Obligor, present or future) arising by virtue of the provisions of any Security outstanding immediately prior to such consolidation, amalgamation or merger, not being, in any such case, Security created, or provisions in relation thereto entered into, in contemplation of such consolidation, amalgamation or merger (but the principal amount secured by such Security may not be increased);

(e)
any Security created in the ordinary course of business in connection with any arrangement (whether a deferred purchase, sale and purchase, sale and leaseback, leasing or other arrangement), the direct or indirect purpose of which is to allow the purchaser or user of a product marketed by any Flowserve Group Member to finance the acquisition or rental thereof, in whole or in part, provided that such Security is created on the product the acquisition or rental of which is so financed or on the rights of the Flowserve Group Member under any lease or other agreements relating to such products or arrangements;

(f)
in relation to Flowserve Hamburg GmbH, a pledge over bank accounts held with a German bank in Germany in favour of the relevant account holding bank arising under the general terms and conditions (Allgemeine Geschaeftsbedingungen) of the account holding bank, provided that such pledge relates to Indebtedness for Borrowed Money permitted under this Agreement and limited to Euros 10,000,000 at any time;

(g)
in relation to Flowserve B.V., a pledge over bank accounts held with a bank in The Netherlands in favour of the relevant account holding bank arising under the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentbond) of the account holding bank, provided that such pledge relates to Indebtedness for Borrowed Money permitted under this Agreement and limited to Euros 10,000,000 at any time;

(h)	a Statutory Security;

(i)
any Security not falling within any of paragraphs (a) to (e) above existing on the Signing Date (including the Guarantees listed in Error! Reference source not found. (Error! Reference source not found.) (the “Existing Guarantees")) to secure Indebtedness for Borrowed Money and any substitute Security created in connection with the refinancing of the Indebtedness for Borrowed Money secured by such Security including, but not limited to, any Security existing or granted under the Bank of America Credit Agreement provided that no new Security over shares or other participation interest is granted in connection with the refinancing of the Bank of America Credit Agreement and provided further that the principal amount of the Indebtedness for Borrowed Money secured by any substitute Security does not exceed the initial principal amount of Indebtedness for Borrowed Money (including unfunded commitments) secured by Security granted under the Bank of America Credit Agreement before the date of such refinancing.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, maintained or contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate, or to which the Company, any of its Subsidiaries, or any ERISA Affiliate has an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries, or any ERISA Affiliate maintained, contributed to, had or may have an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Proportion” means in relation to a Participating Bank in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Participating Bank’s Available Commitment to the Available Facility immediately prior to the issuance of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Participating Bank.

“Qualified Capital Stock” means any Capital Stock other than Redeemable Capital Stock.
“Qualifying Participating Bank” has the meaning given to that term in Clause 17 (Tax Gross Up and Indemnities).
“Quotation Day” means, in relation to any period (or day) for which an interest rate or an exchange rate is to be determined:
(a)	(if the currency is sterling) one day before the first day of that period (or such day);

(b)	(if the currency is euro) one TARGET Day before the first day of that period (or such day); or

(c)	(for any other currency) one Business Day before the first day of that period (or such day), unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Rating Agency” shall mean each of S&P and Moody’s.
“Recovering Finance Party” has the meaning given to such term in Clause 31.1 (Payments to Finance Parties).
“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, matures or is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date at the option of the holder thereof.
“Reference Banks” means, in relation to EONIA the principal Paris offices of HSBC, Société Générale and BNP Paribas or such other banks as may be appointed by the Administrative Agent in consultation with the Company.
“Regulation S-X” means Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the date hereof.
“Related Business” means the business and activities currently or formerly engaged in by any of the Obligors or their respective Subsidiaries and any business, activity or service that is complementary, incidental, related, ancillary or similar thereto or is a reasonable extension, development or expansion thereof or of the technologies, know-how or processes developed or used therein.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Release” mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.
“Relevant Period” means each period of twelve (12) Months ending on the last day of the Financial Year and each period of six (6) Months ending on the last day of each Financial Semester.
“Repeating Representations” has the meaning given to that term in Clause 22.29 (Times when representations made).
“Replacement Participating Bank” has the meaning given to such term in Clauses 38.4 (Replacement of Participating Banks) and 38.6 (Replacement of a Non-Acceptable Participating Bank).
“Representative” means any delegate, Administrative Agent, manager, administrator, nominee, attorney, trustee or custodian.
“Residual Value Guarantee” means any obligation of any Flowserve Group Member to provide funds to indemnify another person against a loss or deficiency suffered by such person in the stipulated value of a product manufactured or supplied by any Flowserve Group Member.
“Restricted Payment” means any payment or transfer in cash or in kind by any Flowserve Group Member to any non-Flowserve Group Affiliate in respect of the following:
(a)
any dividend, share premium or share capital repayment, or other distribution (whether made in cash, securities or other property) declared or paid on or with respect to any shares of Capital Stock of the Company (including any payment in connection with any merger or consolidation by any person other than a Flowserve Group Member with or into the Company), except for any dividend or distribution payable solely in shares of Qualified Capital Stock of the Company;

(b)
the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company (other than (i) from the Company or a Subsidiary of the Company, or (ii) in respect of dissenters’ rights as determined in accordance with Applicable Law) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Qualified Capital Stock of the Company);

(c)
the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other instalment payment, of any Subordinated Debt; or

(d)
any loan, advance, subscription, purchase or other provision of funds howsoever constituted, as a result of which, and to extent that, a Flowserve Group Member becomes a creditor in respect of Indebtedness for Borrowed Money of, or under other Banking Facilities with, any non-Flowserve Group Member.

“Screen Rate” means, in relation to the European Overnight Index Average (EONIA), the percentage rate per annum determined daily for deposits in Euros by the European Central Bank and currently displayed on the immediately following Target Day on page EONIA of the Reuters Monitor Rates Services. If this page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Participating Banks.
“Second Currency” has the meaning given to such term in Clause 19.1 (Currency indemnity).
“Securities Act of 1933” means the Securities Act of 1933 enacted by the Congress of the United States of America on 27 May 1933, as amended.
“Securities and Exchange Commission” means the Securities and Exchange Commission of the United States of America.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Sharing Payment” has the meaning given to such term in Clause 31.1 (Payments to Finance Parties).
“Signing Date” means the date of signature of this Agreement.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Specified Time” means a time determined in accordance with Error! Reference source not found. (Error! Reference source not found.).
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by any Obligor or any of its respective Subsidiaries that are reasonably customary in receivables or inventory financing facilities, including, without limitation, servicing of the obligations thereunder.
“Statutory Security” means, as at any time, any one or more of the following:
(a)	any Security arising by operation of law on assets for taxes, assessments or other governmental charges or levies or in favour of workmen’s compensation board or similar agencies:
(i)	which liabilities are not yet due; or

(ii)
which liabilities are due, but the validity of such tax, assessment, charge or levy is being contested diligently and in good faith by or on behalf of the person allegedly liable and for which such person has set aside appropriate reserves in its books as and if required by the Accounting Principles, and provided that, in each case, no enforcement action has been taken in respect of such Security; or
(b)
any Security arising by operation of law for any judgment rendered or claim filed against a person, which such person (or others on its behalf) will be contesting diligently and in good faith, and for which such person has set aside appropriate reserves on its books, as and if required by the Accounting Principles.

“Structure Chart” means the group structure chart in the agreed form.
“Subordinated Debt” means Indebtedness for Borrowed Money of any Flowserve Group Member which either:
(a)
is unsecured, is not guaranteed by any person, has a maturity date that falls after the Maturity Date and is fully and effectively subordinated in point of priority, in all relevant jurisdictions, to the obligations of the Obligors towards the Finance Parties under the Finance Documents by written agreement between the creditor concerned and the Administrative Agent (acting on the instructions of the Majority Participating Banks acting reasonably) which written agreement provides that:

(i)	such Indebtedness for Borrowed Money may not be enforced against the relevant Flowserve Group Member or its assets during any period (a “Blockage Period”) whilst an Event of Default is continuing;

(ii)	interest on such Indebtedness for Borrowed Money is not payable during a Blockage Period; and

(iii)
the creditors in respect of such Indebtedness for Borrowed Money are required to hold on trust for and turn over to the Finance Parties, any amounts received by them from the Obligors during a Blockage Period; or

(b)	is mandatorily or automatically convertible into non-redeemable share capital of the relevant Flowserve Group Member, including on the bankruptcy or insolvency of that Flowserve Group Member.
“Subsidiary” of a person means any company a majority of whose Voting Capital Stock, is owned directly or indirectly, beneficially or otherwise, by such person (but excluding a trust with respect to which such person does not have the ability to appoint a majority of the trustees) and a person will be deemed to be a Subsidiary of another person if it is a Subsidiary of a person that is that other person’s Subsidiary.
“Sum” has the meaning given to such term in Clause 19.1 (Currency indemnity).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“TEG Letter” has the meaning given to that term in Clause 15.2 (Effective Global Rate (Taux Effectif Global)).
“Term” means each period for which the Issuing Bank is under a liability under a Letter of Credit, which will be the term of the relevant Letter of Credit, and which shall not be longer than 5 years and in any case shall not extend beyond sixty (60) Business Days before the Maturity Date.
“Third Anti-Money Laundering European Directive” means the European Union directive No. 2005/60/CE dated 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing.
“Total Commitment” means the sum, in the Base Currency Amount, of the Commitments of all the Participating Banks being the amount set forth in the line “Total Commitment”, in Error! Reference source not found. (Error! Reference source not found.) of Error! Reference source not found. (Error! Reference source not found.) and as it may be cancelled or reduced pursuant to this Agreement.
“Transfer Agreement” means an agreement substantially in the form set out in Error! Reference source not found. (Error! Reference source not found.) or any other form agreed between the Administrative Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(c)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(d)	the date on which the Administrative Agent executes the relevant Transfer Agreement.
“Treaty” has the meaning given to such term in Clause 17.1 (Definitions).
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Unpaid Sum” means any sum due and payable but unpaid on its due date by an Obligor under the Finance Documents.
“Unreimbursed Amount” has the meaning given to such term in Clause 10.3 (Participating Banks’ Liabilities).
“Utilisation” means the issuance of a Letter of Credit.

“VAT” means any tax imposed in accordance with the Council directive of 28 November 2006 on the Common System of the value added tax (EC Directive 2006/112), whether imposed in a member State of the European Union or elsewhere in substitution for or levied in addition to such tax.
“Voting Capital Stock” means the capital stock (whether common shares, preferred shares or other equivalent equity interests, howsoever designated, in the capital stock of a body corporate, equity preferred or common interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent ownership interest, or the interest of a beneficiary under a trust) of a company which carries voting rights, provided that capital stock which carries the right to vote conditionally upon the happening of an event shall not be considered Voting Capital Stock until the occurrence of such event and then only during the continuance of such event.
“Worthington S.R.L.” means Worthington S.R.L. a private company organized and existing under the laws of Italy and having its address at Via Rossini 90/92, 20033 Desio (Milan), Italy.
1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)
the “Administrative Agent”, any “Arranger”, any “Finance Party”, the “Issuing Bank”, any “Participating Bank”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Administrative Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any guarantee, any “cautionnement”, “aval”, any “garantie” and any indemnity or similar assurance against loss which is independent from the debt to which it relates;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)
“merger” includes any “fusion” implemented in accordance with articles L.236-1 to L.236.24 of the French Code de commerce or any equivalent provision under any Applicable Law (including, without limitation, Luxembourg law);

(ix)
a Participating Bank’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Participating Bank in relation to that Letter of Credit;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality);

(xi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(xii)	a “security interest” includes any type of security (“sûreté réelle”) and transfer by way of security;

(xiii)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any Applicable Law;

(xiv)	“wilful misconduct” means “dol”;

(xv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvi)	unless a contrary indication appears, a time of day is a reference to Paris time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A LG User providing “cash cover” for a Letter of Credit means a LG User (or the Company):
(i)
paying an amount in the currency of the Letter of Credit to an interest-bearing account opened in the name of the LG User (or the Company) and the following conditions being met: (x) the account is with the Issuing Bank or the Administrative Agent and (y) the LG User (or the Company on its behalf) has executed a security document over that account, in form and substance reasonably satisfactory to the Administrative Agent, creating a first ranking security interest over that account; or

(ii)	providing to the Issuing Bank letter(s) letter(s) of credit (in form and substance satisfactory for and in favour of the Issuing Bank) issued by Acceptable Bank(s),

in each case subject to paragraphs (c) and (d) of Clause 11.1 (Cash cover by LG User in the event of occurrence of an Event of Default), until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account mentioned in paragraph (i) above or call under the letter(s) of credit mentioned in paragraph (ii) above may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit.

(e)	A Default is “continuing” if it has not been remedied or waived.

(f)	A LG User “repaying” or “prepaying” a Letter of Credit means:
(i)	that LG User (or the Company) providing cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.
(g)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Issuing Bank in respect of that Letter of Credit.

(h)
Where the character or amount of any asset, liability or indebtedness or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with the Accounting Principles with respect to the Financial Covenants, as in effect on the Signing Date, and for all other purposes, as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date as of which such computation is required to be determined; provided, however, that any concepts that would not be included in or excluded from such term as used herein will be deemed to include or exclude such amounts, items or concepts as set forth herein, and provided, further, that references to “combined”, “consolidated” or “consolidation”, as the case may be, shall in all events mean as defined with reference solely to the Accounting Principles.

(i)
Except the Company to the extent provided for in the Finance Documents, each Obligor shall have obligations hereunder only for itself and for its Subsidiaries and is not jointly and severally liable (obligation conjointe et non solidaire) with the other Obligors.

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Participating Banks make available to the LG Users a multicurrency letter of credit facility in an aggregate amount not to exceed the Base Currency Amount which is equal to the Total Commitment (the “Facility”) and pursuant to which Facility, the Issuing Bank agrees to issue, on account of the relevant LG Users, Letters of Credit in favour of certain Beneficiaries.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Administrative Agent

(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent (“mandataire”) in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a LG User, Issuance Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including, without limitation, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities guaranteed by it or otherwise), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Issuance Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Administrative Agent or given to the Obligors’ Administrative Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Administrative Agent and any other Obligor, those of the Obligors’ Administrative Agent shall prevail.

2.4	Purpose
The LG Users shall apply each Letter of Credit issued under the Facility towards guaranteeing the contractual obligations (other than Indebtedness for Borrowed Money), owed by the LG Users in the ordinary course of business, towards the relevant Beneficiaries.
2.5	Monitoring
No Finance Party is bound to monitor or verify the application of any Letter of Credit issued pursuant to this Agreement.
3.	CONDITIONS OF UTILISATION

3.1	Conditions precedent to Signing
The Participating Banks acknowledge that all of the documents and other evidence listed in Error! Reference source not found. (Error! Reference source not found.) have been delivered to the Administrative Agent in form and substance satisfactory to the Participating Banks.
3.2 Conditions Precedent to each Utilisation
Subject to Clause 3.1 (Conditions precedent to Signing), the Issuing Bank will only be obliged to issue any Letter of Credit, if on the date of the Issuance Request and on the proposed Issuance Date:
(a)	the relevant LG User (or the Company on its behalf) has delivered a duly completed Issuance Request;

(b)
the Administrative Agent has received evidence that the fees, costs and expenses then due by the Company and/or the relevant LG Users to the Finance Parties have been paid or will be paid on the Issuance Date;

(c)
in the case of a Letter of Credit to be renewed in accordance with Clause 5 (Extension of a Letter of Credit) no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other proposed issuance of an Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(d)
in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 22 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true and correct in all material respects.

4.	ISSUANCE OF LETTER OF CREDIT

4.1	The Facility
The Facility shall only be utilised by way of issuance of Letters of Credit.

4.2	Delivery of an Issuance Request
A LG User (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Administrative Agent of a duly completed Issuance Request not later than the Specified Time.
4.3	Completion of an Issuance Request

(a)	Each Issuance Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the LG User of that Letter of Credit;

(ii)	the proposed Issuance Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Letter of Credit comply with Clause 4.5 (Currency and amount);

(iv)	the maximum aggregate Base Currency Amount of all Letters of Credit issued and outstanding does not exceed the Total Commitment at any time;

(v)	the amount in the Base Currency of the proposed Letter of Credit does not exceed the Available Facility;

(vi)	the Expiry Date of the Letter of Credit falls on or before the Maturity Date;

(vii)	the delivery instructions for the Letter of Credit are specified; and

(viii)
the identity of the Beneficiary and the country in which the Beneficiary is registered are approved by the Issuing Bank and in conformity with the restrictions defined under the European Union embargo list or any similar list issued by application of the Third Anti-Money Laundering European Directive..

(b)	Only the issuance of one Letter of Credit may be requested in each Issuance Request.

(c)	The number of Letters of Credit issued in a Month may not exceed 30.

(d)
Each Letter of Credit shall provide that, unless the Issuing Bank has agreed in advance upon the transferee of such Letter of Credit, the rights of a Beneficiary under such Letter of Credit may not be assigned or otherwise transferred.

(e)
If the details and instructions in the Issuance Request are not sufficiently specific, the Issuing Bank shall inform the Company within two (2) Business Days following receipt of the Issuance Request and the Letter Credit will not be issued unless and until the Issuing Bank is satisfied that it has received the necessary additional details and instructions.

4.4	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Issuance Date for that Utilisation; and

(ii)
is Dollars, Pounds Sterling or has been approved by the Administrative Agent on or prior to receipt by the Administrative Agent of the relevant Issuance Request for that Utilisation and for which the Administrative Agent provides a rate of exchange with Euros.

(b)
If the Administrative Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Administrative Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Participating Banks have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.5	Currency and amount

(a)	The currency specified in an Issuance Request must be the Base Currency or an Optional Currency.

(b)	Subject to paragraph (c) below, the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:
(i)	if the currency selected is the Base Currency, a minimum of €500,000 or, if less, the Available Facility; or

(ii)	if the currency selected is U.S. dollars, a minimum of $600,000 or, if less, the Available Facility; or

(iii)	if the currency selected is Pound Sterling, a minimum of GBP 400,000 or, if less, the Available Facility; or

(iv)
if the currency selected is an Optional Currency other than Dollars or Pound Sterling, the minimum amount specified by the Administrative Agent pursuant to Clause 4.4(b)(ii) (Conditions relating to Optional Currencies) or, if less, the Available Facility.

(c)	The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed the Total Commitment at any time.

4.6	Issuance of Letters of Credit

(a)
If the conditions set out in this Agreement have been met and the form of the Letter of Credit has been agreed by the Issuing Bank and the Administrative Agent, at their discretion, the Issuing Bank shall issue the Letter of Credit on the Issuance Date.

(b)
The amount of each Participating Bank’s participation in each Letter of Credit will be equal to its Proportion and for the avoidance of doubt a Participating Bank’s participation in a Letter of Credit shall not exceed its Available Commitment.

(c)
The Administrative Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Participating Bank of the details of the requested Letter of Credit and its participation (which shall equal its Proportion) in that Letter of Credit by the Specified Time.

(d)
As from the Closing Date, the Administrative Agent shall send to each Participating Bank, on a monthly basis, a report containing the following information in respect of the Letters of Credit issued during the preceding month: (i) name of the LG Users for the account of which such Letters of Credit have been issued, (ii) Issuance Date, Term, internal reference, amount and currency of such Letters of Credit, (iii) type of such Letter of Credit and (iv) name and address of the Beneficiaries of such Letters of Credit.

4.7	Cancellation of Commitments
The Available Commitments, which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period.
5.	EXTENSION OF A LETTER OF CREDIT

(a)
A LG User (or the Company on its behalf) may request that any Letter of Credit (other than an Existing Letter of Credit) issued on behalf of that LG User be extended by delivery to the Administrative Agent of an Extension Request by the Specified Time.

(b)	The Finance Parties shall treat any such Extension Request in the same way as an Issuance Request.

(c)	The terms of each extended Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its extension, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its extension; and

(ii)	its Term shall end on the proposed Expiry Date specified in the relevant Extension Request.
(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend any Letter of Credit pursuant to the relevant Extension Request.

6.	REDUCTION OF A LETTER OF CREDIT

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any of the Participating Banks under the Facility is a Non-Acceptable Participating Bank and:

either:
(A)	the Issuing Bank has not required the LG Users to provide cash cover pursuant to Clause 11.2; or

(B)	the LG Users have failed to provide cash cover to the Issuing Bank in accordance with Clause 11.2,

the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable Participating Bank in respect of that Letter of Credit and that Non-Acceptable Participating Bank shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Administrative Agent of each reduction made pursuant to this Clause 6.

(c)	This Clause 6 shall not affect the participation of each other Participating Bank in that Letter of Credit.

7.	REVALUATION OF LETTERS OF CREDIT

(a)
If any Letters of Credit are denominated in an Optional Currency, the Administrative Agent shall at three monthly intervals after the Signing Date recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Administrative Agent’s Spot Rate of Exchange on the date of calculation.

(b)
The Company shall, if requested by the Administrative Agent, within 3 Business Days of any calculation under paragraph (a) above, ensure that sufficient Letters of Credits are prepaid by providing cash cover in accordance with Clause 1.2(d)(i) or in accordance with Clause 1.2(d)(ii) to prevent the Base Currency Amount of the Letters of Credits exceeding the Total Commitment following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 7.

8.	EXISTING LETTERS OF CREDIT

(a)
Error! Reference source not found. (Error! Reference source not found.) hereto contains on the Signing Date a description of certain letters of credit issued (or deemed issued) under the Existing Credit Agreement under which the Issuing Bank and Deutsche Bank AG, New-York branch, in their capacity as participating banks under the Existing Credit Agreement, have remaining liabilities and which shall be outstanding on the Signing Date (and setting forth, with respect to each such letters of credit, (i) the letters of credit number, (ii) the name(s) of the account party or account parties, (iii) the face amount (including the currency in which such letters of credit is denominated), (iv) the name of the beneficiary, (v) the amounts of Calyon and Deutsche Bank AG, New-York branch participations (expressed in the Base Currency) in such letters of credit and (vi) the expiry date thereof) (each, an “Existing Letter of Credit”). As a consequence of the Existing Letters of Credit, Error! Reference source not found. (Error! Reference source not found.) hereto identifies the Available Commitment of each Participating Bank on the Signing Date.

(b)
Thereafter, on a monthly basis, the Administrative Agent shall, on the basis of information provided by The Royal Bank of Scotland Plc, revise Error! Reference source not found. (Error! Reference source not found.) in compliance with mutatis mutandis the calculation method described in Clause 7(a) above.

(c)
Upon receipt of such monthly update the Administrative Agent shall send the update to Calyon and to Deutsche Bank AG — Paris Branch. Within five (5) Business Days of such receipt, and save if Calyon disagrees with the calculations set forth in such monthly update within such time period, the Administrative Agent shall recalculate the Available Commitment as at such date for each Participating Bank as follows:

(d)
Calyon’s Available Commitment shall be increased by an amount representing the share of Calyon (as determined by the Administrative Agent on the basis of the above mentioned monthly update) in the repayment or payment of all or part of the Existing Letters of Credit which occurred during the monthly period to which relates the above mentioned monthly update. Deutsche Bank AG — Paris Branch’s Available Commitment shall be increased by an amount representing the share of Deutsche Bank AG — Paris Branch (as determined by the Administrative Agent on the basis of the above mentioned monthly update) in the repayment or payment of all or part of the Existing Letters of Credit which occurred during the monthly period to which relates the above mentioned monthly update. The other Participating Banks Available Commitments shall, simultaneously, each be increased in such an amount so that the Proportion of each Participating Bank be the same as it was immediately before making the adjustments provided for in this paragraph.

(e)
In case Calyon has objected to the calculation set forth in the above mentioned monthly update, Calyon will provide the Administrative Agent and the Company with a revised update. Such update shall be conclusive, save manifest error.

(f)	After the Signing Date, the Administrative Agent shall at a three monthly interval send to each Participating Bank (other than Calyon) an update of its Available Commitment.

(g)	For the purpose of this Clause, “repayment” or “payment” of an Existing Letter of Credit shall be construed in accordance with, mutatis mutandis, paragraphs (d) and (f) of Clause 1.2 (Construction).

(h)
For the sake of clarity, the Commitment of a Participating Bank shall not be increased by any adjustment made to Calyon’s Available Commitment in accordance with this Clause 8 (Existing Letters of Credit). However, the Parties acknowledge that their Proportion (expressed as a percentage) as at the Signing Date set out in item 2 (Error! Reference source not found.) of paragraph Part II of Error! Reference source not found. (Error! Reference source not found.) may vary following an adjustment made to Calyon’s Available Commitment and Deutsche Bank AG - Paris Branch’s Available Commitment in accordance with this Clause 8 (Existing Letters of Credit).

9.	EXTENSION OF THE AVAILABILITY PERIOD

(a)
The Company may, by notice to the Administrative Agent (which shall promptly deliver a copy thereof to each Participating Bank) not less than 45 days and not more than 60 days before the end of the Availability Period, request that the Availability Period be extended to the date which is 364 days after the end of the Availability Period.

(b)
Upon receipt of the notice of the Company, each Participating Bank shall, within twenty-five (25) days before the end of the Availability Period, notify the Administrative Agent, of its decision to approve or reject, in its sole discretion, the proposed extension of the Availability Period. Any Participating Bank who fails to notify the Administrative Agent, within such time period, shall be deemed to have rejected the proposed extension of the Availability Period.

(c)	The Administrative Agent shall notify the Company of the decision of each Participating Bank no later than twenty (20) days before the end of the Availability Period.

(d)
Subject to the provisions of Clause 38.4 (Replacement of Participating Banks), if any Participating Bank rejects the proposed extension of the Availability Period, such request shall be deemed to have been rejected.

(e)
If all Participating Banks have agreed to the proposed extension of the Availability Period, the Administrative Agent and the Company shall, within ten (10) days before the end of the Availability Period, negotiate the terms and conditions and the legal documentation required for the extension of the Availability Period; provided further that the term of the Flowserve Corporation Guarantee shall be extended to the satisfaction of the Participating Banks.

(f)
No provision of this Clause 9 shall oblige a Participating Bank to agree on a proposed extension of the Availability Period. In considering whether or not to approve such an extension, each Participating Bank shall make its own independent appraisal of the creditworthiness of the Company and each Obligor and its own independent investigation and assessment into the financial condition and affairs of the Company.

10.	CLAIM UNDER A LETTER OF CREDIT

10.1	Issuing Bank Liabilities

(a)
Each of the Parties irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested under this Agreement and which appears on its face to be in order (a “Claim”).

(b)	Each of the Parties acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)	deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
10.2	Obligors’ Liabilities

(a)
If a Letter of Credit or any amount outstanding under a Letter of Credit becomes due and payable, the LG User that requested (or on behalf of which the Company requested) the issue of that Letter of Credit (the “Affected LG User”) shall repay or prepay that amount immediately in the manner set out below.

(b)
Upon receipt by the Issuing Bank from a Beneficiary of any notice of Claim under a Letter of Credit, the Issuing Bank shall promptly send to the Affected LG User, the Guarantor, the Administrative Agent and the Participating Banks a notice (a “Claim Notification”) setting out:

(i)	the amount and currency of the payment which the Issuing Bank is required to make under that Letter of Credit (the “Amount of the Claim”); and

(ii)	the latest date on which such payment must be made (the “Payment Date”).
(c)	The Affected LG User shall by no later than 10:00 a.m. on the later of:
(i)	the Business Day preceding the Payment Date;

(ii)	the second Business Day following the receipt by the Affected LG User of the Claim Notification, pay to the Administrative Agent, for the account of the Issuing Bank, the Amount of the Claim.

(d)	The obligations of the Affected LG User under this Clause 10.2 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any Claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.
10.3	Participating Banks’ Liabilities

(a)
In the event of a failure of the Affected LG User to reimburse the Issuing Bank in full for the amount of any Claim pursuant to Clause 10.2 (Obligors’ Liabilities) above, the Issuing Bank shall promptly notify the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly notify each Participating Bank of the unreimbursed amount by the Affected LG User (the “Unreimbursed Amount”), the amount of such Participating Bank’s Proportion thereof and the date on which payment must be made by such Participating Bank, which date shall not be less than five (5) Business Days of the date of such notice.

(b)
Each Participating Bank shall, upon any notice pursuant to paragraph (a) above, pay to the Administrative Agent for the account of the Issuing Bank an amount equal to its Proportion of any Unreimbursed Amount not later than the day specified in the notice sent by the Administrative Agent pursuant to (a) above. Upon making any such payment to the Issuing Bank pursuant to Clause 10.1(b) above, each Participating Bank shall be deemed to have taken, on the date such Letter of Credit is issued (or if later, on the date the Participating Bank’s participation in the Letter of Credit is transferred or assigned to the Participating Bank in accordance with the terms of this Agreement), an undivided interest and participation in such Letter of Credit in an amount equal to its Proportion of that Letter of Credit.

(c)
The Affected LG User shall, within five (5) Business Days as from the receipt a notice of the Administrative Agent to that effect, reimburse the Administrative Agent (for the account of such Participating Bank) for any payment it made to the Issuing Bank under paragraph (b) of this Clause 10.3 in respect of a Letter of Credit. In this respect, each Obligor shall be deemed to incur a direct obligation and liability vis-à-vis each Participating Bank up to the amounts paid by each such Participating Bank in accordance with paragraph (b) above. Each Participating Bank shall promptly notify the Issuing Bank and the Administrative Agent upon receiving any payment from the Affected LG User pursuant to this paragraph (c).

(d)
Whenever the Issuing Bank receives a payment of a reimbursement obligation from the Affected LG User or the Guarantor for which it has received payments from the Administrative Agent (for the account of such Participating Bank) pursuant to paragraph (b) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participating Bank which has paid its Proportion thereof (and which has not been reimbursed directly by the Affected LG User or the Guarantor therefore pursuant to paragraph (c) above) an amount equal to such Participating Bank’s share (based upon the proportionate aggregate amount originally funded by such Participating Bank to the aggregate amount funded by all Participating Banks) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations in accordance with paragraph (b) above.

(e)
To the effect of this Clause, each Participating Bank as primary obligor, guarantees the due performance by each relevant LG User of its payment obligations in respect of each Letter of Credit issued for the account of such LG User. The obligations of each Participating Bank under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Participating Bank pursuant to paragraph (b) above in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

10.4	Indemnities

(a)
The Affected LG User shall, within 10 Business Days as from any notice of the Administrative Agent to that effect, indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) the Affected LG User.

(b)
Each Participating Bank shall (according to its Proportion), within 5 Business Days as from any notice of the Administrative Agent to that effect and unless the Issuing Bank has been reimbursed by the Affected LG User or the Guarantor pursuant to the Flowserve Corporation Guarantee, indemnify the Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (including, without limitation, any losses as a result of the failure of an Affected LG User or the Guarantor to reimburse the Issuing Bank in full for the amount of any Claim pursuant to Clause 10.3(a) (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit.

(c)	The Affected LG User shall immediately on demand reimburse any Participating Bank for any payment it makes to the Issuing Bank under this Clause in respect of a Letter of Credit.

(d)
The obligations of any Participating Bank or an Obligor under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any Beneficiary or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Flowserve Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any Beneficiary or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any Beneficiary or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security;

(vii)	any insolvency or similar proceedings;

(viii)
the existence of any claim, setoff, defense, counterclaim or other right which an Obligor or any member of the Flowserve Group may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Administrative Agent, any Participating Bank, or any other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Affected LG User, the Guarantor or any member of the Flowserve Group;

(ix)	the occurrence of any Default.
11.	CASH COVER

11.1	Cash Cover by LG User in the event of occurrence of an Event of Default

(a)
Upon the occurrence of an Event of Default, the LG Users shall within two (2) Business Days from the notice sent by the Administrative Agent pursuant to Clause 26.19 (Prepayment and cancellation) provide cash cover in accordance with Clause 1.2(d)(i) to the Issuing Bank (for the account of the Finance Parties) in an amount equal to all the amount owed by the LG Users to the Finance Parties under the Finance Documents as set forth in Clause 26.19 (Prepayment and cancellation).

(b)
Alternatively, upon the occurrence of an Event of Default, the Company may in accordance with Clause 1.2(d)(ii) provide to the Issuing Bank letter(s) of credit (in form and substance satisfactory for the Issuing Bank) issued by Acceptable Bank(s) to guarantee to the Issuing Bank the payment of all amounts due by the LG Users to the Finance Parties under the Finance Documents as set forth in Clause 26.19 (Prepayment and cancellation).

(c)
If cash cover has been provided in accordance with Clause 1.2(d)(i) and that no amount is or may be outstanding under the relevant Letters of Credit, the Company may by notice to the Administrative Agent request that an amount equal to the amount of the cash provided by the LG Users standing to the credit of the relevant account held with the Issuing Bank or the Administrative Agent in accordance with paragraph (a) above, be returned to the LG Users and the Issuing Bank (or the Administrative Agent on its behalf) shall pay that amount to the LG Users within 10 Business Days after the request from the Company (and shall cooperate with the Company in order to procure that the relevant security or collateral arrangement is released and discharged).

(d)
Alternatively, if cash cover has been provided in accordance with Clause 1.2(d)(ii) and that no amount is or may be outstanding under the relevant Letters of Credit, the Company may by notice to the Administrative Agent request that such letter(s) of credit are returned to the LG Users and the Issuing Bank (or the Administrative Agent on its behalf) shall return such letter(s) of credit to the LG Users within 10 Business Days after the request from the Company.

11.2	Cash Cover by LG Users in case of a Non-Acceptable Participating Bank

(a)
If, at any time, a Participating Bank is or becomes a Non-Acceptable Participating Bank and that Non-Acceptable Participating Bank’s Commitment and Proportion of the outstanding amount of the outstanding Letters of Credit have not been transferred and assigned to an Acceptable Participating Bank in accordance with the provisions of Clause 38.6 (Replacement of a Non-Acceptable Participating Bank), and the Issuing Bank notifies the Company (with a copy to the Administrative Agent) that it requires the LG Users to provide cash cover in accordance with Clause 1.2(d)(i) or in accordance with Clause 1.2(d)(ii) in an amount equal to that Non-Acceptable Participating Bank’s Proportion of the outstanding amount of the outstanding Letters of Credit and in the currency of each such Letter of Credit, then the LG Users shall do so within 10 Business Days after the notice is given.

(b)
If the relevant Participating Bank’s obligations in respect of the relevant Letter(s) of Credit are transferred to an Acceptable Bank in accordance with Clause 27 (Changes to the Participating Banks, the Issuing Bank :

(i)	may, in the event that a cash cover has been provided in accordance with Clause 1.2(d)(i), agree to the withdrawal of amounts from the relevant account up to the level of that cash cover; or

(ii)	may, in the event that a cash cover has been provided in accordance with Clause 1.2(d)(ii), agree to return the relevant letter(s) of credit it received under such Clause 1.2(d)(ii) to the LG Users.
(c)
To the extent that the LG Users have complied with their obligations to provide cash cover in accordance with this Clause 11.2, the relevant Participating Bank’s Proportion in respect of the relevant Letter(s) of Credit will remain (but that Participating Bank’s obligations in relation to each such Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the LG Users’ obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Administrative Agent (for the account of that Participating Bank) in accordance with paragraph (b) of Clause 16.4 will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)
The Issuing Bank shall promptly notify the Administrative Agent of the extent to which the LG Users provides cash cover pursuant to this Clause 11.2 and of any change in the amount of cash cover so provided.

(e)	Each Participating Bank under the Facility shall notify the Administrative Agent, the Issuing Bank and the Company:
(i)
on the Signing Date or on any later date on which it becomes such a Participating Bank in accordance with Clause 27 (Changes to the Participating Banks) whether it is a Non-Acceptable Participating Bank; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable Participating Bank,

and an indication in Part II (The Original Participating Banks) of Schedule 1 (The Original Parties) or in a Transfer Agreement to that effect will constitute a notice under paragraph (d)(i) to the Administrative Agent and, upon delivery in accordance with Clause 27.6 (Copy of Transfer Agreement to Company), to the Company.

(f)
Any notice received by the Administrative Agent pursuant to paragraph (e) above shall constitute notice to the Issuing Bank of that Participating Bank’s status and the Administrative Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Participating Bank’s status as specified in that notice.

(g)
If a Participating Bank is or becomes a Non-Acceptable Participating Bank, its Available Commitment, upon notification by the Issuing Bank in accordance with paragraph (a) of this Clause 11.2, shall be reduced to zero and the Total Commitment shall be reduced by an amount equal to such reduction of such Available Commitment.

11.3	Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 11.
SECTION 2 — REPAYMENT AND CANCELLATION
12.	REPAYMENT
All Letters of Credit shall be repaid in full no later than their Expiry Date and in any case on the Maturity Date.
13.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

13.1	Illegality in relation to Participating Banks
If it becomes unlawful in any applicable jurisdiction for a Participating Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Letter of Credit:
(a)	that Participating Bank, shall promptly notify the Administrative Agent upon becoming aware of that event;

(b)	upon the Administrative Agent notifying the Company, the Commitment of that Participating Bank will be immediately cancelled; and

(c)
each LG User and/or the Company shall repay that Participating Bank’s participation in the outstanding relevant Letters of Credit made to that LG User within five (5) Business Days after the Administrative Agent has notified the Company or, if earlier, the date specified by the Participating Bank in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

13.2	Illegality in relation to Issuing Bank
If it becomes unlawful for the Issuing Bank to issue or leave outstanding any Letter of Credit, then:
(a)	the Issuing Bank shall promptly notify the Administrative Agent upon becoming aware of that event;

(b)	upon the Administrative Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)	the Company shall (and shall procure that each other Obligor shall) use its best endeavours to procure the release of each Letter of Credit issued by the Issuing Bank and outstanding at such time; and

(d)	unless any other Participating Bank has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Facility shall cease to be available for the issue of Letters of Credit.

13.3	Voluntary cancellation of the Available Facility

(a)
The Company may, if it gives the Administrative Agent not less than 10 Business Days’ (or such shorter period as the Majority Participating Bank may agree) prior notice, cancel the whole or any part (being, if in part, a minimum amount of €5,000,000 and a multiple of €1,000,000) of the Available Facility.

(b)	Any cancellation under this Clause 13.3 shall reduce the Commitments of the Participating Banks rateably under the Facility.

13.4	Voluntary Prepayment of a Letter of Credit
The Company may, if it gives the Administrative Agent not less than 10 Business Days’ (or such shorter period as the Majority Participating Bank may agree) prior notice, prepay the whole of Participating Banks’ outstanding liabilities under a Letter of Credit by providing cash collateral to the Administrative Agent in an amount equal to the Participating Banks’ liabilities under such Letter of Credit.
13.5	Right of cancellation and repayment in relation to a single Participating Bank

(a)	If:
(i)	any sum payable to any Participating Bank by an Obligor is required to be increased under paragraph (c) of Clause 17.2 (Tax gross-up); or

(ii)	any Participating Bank claims indemnification from an Obligor under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for increased payment or indemnification continues, give the Administrative Agent notice of cancellation of the Commitment of that Participating Bank and its intention to procure the repayment of that Participating Bank’s participation in the Letters of Credit issued.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Participating Bank, the Commitment of that Participating Bank shall immediately be reduced to zero.

(c)
Within five (5) Business Days as from the giving of the notice referred to in paragraph (a) above by the Company in relation to a Participating Bank (or, if earlier, the date specified by that Obligor in that notice), each LG User to which a Letter of Credit is outstanding shall repay that Participating Bank’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

13.6	Right of cancellation and repayment in relation to a Defaulting Participating Bank

(a)
If any Participating Bank becomes a Defaulting Participating Bank, the Company may, at any time whilst the Participating Bank continues to be a Defaulting Participating Bank, give the Administrative Agent 5 Business Days’ prior notice of cancellation of the Available Commitment of that Participating Bank.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Commitment of that Defaulting Participating Bank shall immediately be reduced to zero.

(c)
Within five (5) Business Days as from the giving of the notice referred to in paragraph (a) above by the Company in relation to a Participating Bank (or, if earlier, the date specified by the Company in that notice), each LG User to which a Letter of Credit is outstanding shall repay that Participating Bank’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

(d)	The Administrative Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the other Participating Banks.

14.	RESTRICTIONS

14.1	Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment or authorisation given by any Party under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of this Clause) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
14.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest and fees on the amount prepaid but otherwise without premium or penalty.
14.3	Prepayment in accordance with Agreement
No LG User shall repay or prepay all or any part of the Letters of Credit or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
14.4	No reinstatement of Commitments
No amount of the Commitments or of the Total Commitment cancelled under this Agreement may be subsequently reinstated.

14.5	Administrative Agent’s receipt of Notices
If the Administrative Agent receives a notice under Clause 13 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Participating Bank, as appropriate.
14.6	Effect of Repayment and Prepayment on Commitments

(a)
If all or part of a Letter of Credit under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 3.2 (Conditions Precedent to each Utilisation), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Letter of Credit which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. For the sake of clarity, except as otherwise provided for in this Agreement, the Commitments of the Participating Banks shall not be reduced rateably by the amounts of any repayment or prepayment of the Facility made during the Availability Period.

(b)
Save in the circumstances contemplated in Clauses 11.2 (Cash Cover by LG Users in case of a Non-Acceptable Participating Bank) 13.1 (Illegality in relation to Participating Banks), 13.2 (Illegality in relation to Issuing Bank), 13.5 (Right of cancellation and repayment in relation to a single Participating Bank ) and 13.6 (Right of cancellation and repayment in relation to a Defaulting Participating Bank), any cancellation under this Clause 14.6 shall reduce the Commitments of the Participating Banks rateably.

SECTION 3 — COSTS OF UTILISATION
15.	INTEREST

15.1	Default Interest

(a)
Interest shall accrue on any Unpaid Sum to the fullest extent permitted by law on the amount of such Unpaid Sum from the date the payment is due up to the date of actual payment (both before and after judgment) at a rate per annum which is the sum, from time to time, of two (2) per cent plus EONIA and the Mandatory Cost during the period of non-payment. Any interest accruing under this Clause 15.1 shall be immediately payable by the Obligor on demand by the Administrative Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount in accordance with article 1154 of the French Code Civil.

15.2	Effective Global Rate (Taux Effectif Global)
For the purposes of articles L.313-1 et seq., R.313-1 and R.313-2 of the French Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility the taux effectif global cannot be calculated at the Signing Date. However, the LG Users acknowledge that they have received from the Administrative Agent a letter containing an indicative calculation of the taux effectif global, based on examples calculated on assumptions as to the taux de période and durée de période set out in the letter (the “TEG Letter”). The Parties acknowledge that such letter forms part of this Agreement.

16.	FEES

16.1	Commitment fee

(a)
The Company shall pay to the Administrative Agent (for the account of each Participating Bank) a fee in the Base Currency computed at the rate of 0.40 per cent. per annum on that Participating Bank’s Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the first day of each March, June, September and December in each year (the first of which shall be the first such day after the date hereof) from the Signing Date until the last day of the Availability Period.

(c)
No commitment fee is payable to the Administrative Agent (for the account of a Participating Bank) on any Available Commitment of that Participating Bank for any day on which that Participating Bank is a Defaulting Participating Bank.

16.2	Participation fee
The Company shall pay to the Administrative Agent (for the account of each Participating Bank) a participation fee at the rate of 0.35 per cent on such Participating Bank Commitment up front at the Signing Date.
16.3	Agency fee
The Company shall pay to the Administrative Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
16.4	Arrangement fee
The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.
16.5	Fees payable in respect of Letters of Credit

(a)
The Company shall pay to the Issuing Bank (who shall transfer such amounts to the Administrative Agent) (for the account of each Participating Bank) a Letter of Credit fee in the Base Currency (computed at the rate per annum equal to 1.35 per cent. per annum) on the outstanding amount of each Letter of Credit requested by the LG Users for the period from the issue of that Letter of Credit until its full repayment. This fee shall be distributed according to each Participating Bank’s Proportion of that Letter of Credit.

(b)
The accrued Letter of Credit fee on a Letter of Credit shall be payable on the first day of each March, June, September and December in each year, the first of which shall be the first such day after the Issuance Date of that Letter of Credit.

16.6	Issuance Fee
Each LG User shall pay to the Issuing Bank (for its own account), in respect of the Letters of Credit issued at such LG User’s request, an issuance fee in the amount and at the times agreed in a Fee Letter. This issuance fee does not take into account the local reissuing bank and stamps fees that may be paid by the Issuing Bank to the local reissuing bank in the case of an issuance of a Letter of Credit made through a local bank and charged to the Issuing Bank which shall be added to the Issuance fee and paid by the Company.

SECTION 4 — ADDITIONAL PAYMENT OBLIGATIONS
17.	TAX GROSS UP AND INDEMNITIES

17.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party or any Affiliate of a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Participating Bank” means a Participating Bank which:
(i)	has its Facility Office in the jurisdiction of residence of the Company or, as the case may be, of the relevant Obligor; or

(ii)	fulfils the conditions imposed by Applicable Law in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(iii)	is a Treaty Participating Bank.
“Recipient” has the meaning given to such term in Clause 17.6 (Value added tax).
“Subject Party” has the meaning given to such term in Clause 17.6 (Value added tax).
“Supplier” has the meaning given to such term in Clause 17.6 (Value added tax).
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means either the increased in a payment made by the Company or an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).
“Treaty Participating Bank” means a Participating Bank which:
(i)	is treated as resident of a Treaty State for the purpose of the Treaty;

(ii)
does not carry on business in the jurisdiction in which the Company or, as the case may be, the relevant Obligor is resident through a permanent establishment with which that Participating Bank’s participation in the Facility is effectively connected;

(iii)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(iv)
fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed by the jurisdiction in which the Company or, as the case may be, the relevant Obligor is resident subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with the jurisdiction in which the Company or, as the case may be, the relevant Obligor is resident (the “Treaty”), which makes provision for full exemption from Tax imposed by that jurisdiction on payments under a Finance Document.

(b)
Unless a contrary indication appears, in this Clause 17 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination and applying the relevant tax law and regulations.

17.2	Tax gross-up

(a)	The Company or the relevant Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company or the relevant Obligor’s Administrative Agent shall promptly upon becoming aware that the Company or the relevant Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Participating Bank or the Issuing Bank shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Participating Bank or to the Issuing Bank. If the Administrative Agent receives such notification from a Participating Bank or from the Issuing Bank it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by the Company or the relevant Obligor (or, as the case may be, by the Administrative Agent), the amount of the payment due from the Company or that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of Tax Deduction on account of Tax, if on the date on which the payment falls due:
(i)
the payment could have been made to the relevant Participating Bank without a Tax Deduction if the Participating Bank had been a Qualifying Participating Bank, but on that date that Participating Bank is not or has ceased to be a Qualifying Participating Bank other than as a result of any change after the date it became a Participating Bank under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Participating Bank is a Treaty Participating Bank and the Company or the relevant Obligor making the payment is able to demonstrate that the payment could have been made to the Participating Bank without the Tax Deduction had that Participating Bank complied with its obligations under paragraph (g) below.

(e)
If the Company or, as the case may be, the relevant Obligor is required to make a Tax Deduction, the Company or that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company or the relevant Obligor making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment certified copies of tax receipts evidencing such payment or, if the practice or the relevant taxing authority is not to supply such receipts, evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Participating Bank and the Company or the relevant Obligor which makes a payment to which that Treaty Participating Bank is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction; provided, however, that nothing in this Clause 17.2 (g) (Tax gross-up) shall require a Treaty Participating Bank to disclose any confidential information (including, without limitation, its tax returns or its calculations).

17.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Administrative Agent) pay (or procure that the relevant Obligor pays) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax (other than tax deducted or withheld from any payments) is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 17.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Guarantor.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Administrative Agent.

17.4	Tax Credit
If the Company or the relevant Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part; or

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall (to the extent that that Finance Party can do so without prejudicing the amount of the Tax Credit and the right of that Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay an amount to the Company or the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
17.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
17.6	Value added tax

(a)
All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party). The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines in respect of such VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority in respect of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

18.	INCREASED COSTS

18.1	Increased costs

(a)
Subject to Clause 18.3 (Exceptions) the Company shall, within three Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

18.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs.

18.3	Exceptions

(a)	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied); or

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 18.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 17.1 (Definitions).

19.	OTHER INDEMNITIES

19.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify (to the extent permitted by law) the Arranger and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:
(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Letter of Credit requested by a LG User in a Issuance Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)
issuing or making arrangements to issue a Letter of Credit requested by the Company or a LG User in a Issuance Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(e)	a Letter of Credit (or part of a Letter of Credit) not being prepaid in accordance with a notice of prepayment given by a LG User or the Company.

19.3	Hold Harmless Provisions

Each Obligor agrees to indemnify the Administrative Agent, each Participating Bank and the Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, agents, trustees, attorneys, Affiliates and advisors (each such person being called an “Indemnities” ) against, and to hold each Indemnities harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnities arising out of, in any way connected with, or as a result of:

(a)
the execution or delivery of this Agreement or any other Finance Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations hereunder, the underwriting or arrangement of the credit extensions made hereunder or the consummation of the transactions contemplated by the Finance Documents and the other transactions contemplated thereby,

(b)	the issuance of Letters of Credit, the use or intended use of the proceeds thereof,

(c)	any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or

(d)
any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Obligors or any of their Subsidiaries, or any Environmental Liability related in any way to the Obligors or any of their Subsidiaries, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
To the extent permitted by Applicable Law, each Obligor waives any claim against any Indemnitee under any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of or in connection with the Finance Documents, the transactions contemplated by the Finance Documents, any Letter of Credit or the use of the proceeds thereof.
19.4	Indemnity to the Administrative Agent
The Company shall promptly indemnify the Administrative Agent against any cost, loss or liability incurred by the Administrative Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

20.	MITIGATION BY THE FINANCE PARTIES

20.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality) (or, in respect of the Issuing Bank, Clause 13.2 (Illegality in relation to Issuing Bank)), Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs) or Schedule 5 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses
The Company shall promptly on demand pay the Administrative Agent, the Arranger and the Issuing Bank the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the Signing Date.

21.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Administrative Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Administrative Agent in responding to, evaluating, negotiating or complying with that request or requirement.
21.3	Enforcement and preservation costs
The Company shall, within three Business Days of demand, pay to the Arranger and each other Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document.
SECTION 5 — REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
22.	REPRESENTATIONS

22.1	General
Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party.
22.2	Organization and Powers

(a)	The Company and each of the other Obligors:
(i)	is duly organized, validly existing and, in case such concept exists under the laws of the jurisdiction of its organization, in good standing under the laws of the jurisdiction of its organization;

(ii)	has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and

(iii)
is qualified to do business in, and, in case such concept exists under the laws of the jurisdiction of its organization, is in good standing in, every jurisdiction where such qualification is required, except where any such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)
The Company and each of the other Obligors has the power and authority to execute, deliver and perform its obligations under each of the Finance Documents to which it is a party and each other agreement or instrument contemplated hereby to which it is or will be a party and to request Letters of Credit hereunder and in the case of the Company, to guaranty the obligations of the other Obligors towards the Finance Parties pursuant to the Flowserve Corporation Guarantee.

(c)	each Flowserve Group Member is engaged only in a business activity similar to that of the Company, except to such extent as would not in aggregate be material to the Flowserve Group taken as a whole.

22.3	No Conflict

(a)
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents have been duly authorized by all requisite corporate and, if required, stockholder action and will not violate any provision of Applicable Law, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any other Obligor.

(b)	The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Flowserve Corporation Guarantee do not and will not:
(i)
conflict with, result in a breach of any provision of any agreement or other instrument or indenture or debt instrument to which the Company or any other Obligor is a party or by which any of them or any of their property is or may be bound, be in conflict with, or

(ii)
constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument, or

(iii)	result in the creation or imposition of any Security upon or with respect to any property or assets now owned or hereafter acquired by the Company or any other Obligor.
22.4	Enforceability
This Agreement has been duly executed and delivered by the Company and the other Obligors party hereto and constitutes, and each other Finance Document when executed and delivered by each Obligor thereto will, subject to the Legal Reservations, constitute, a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms and subject to any general principles of law limiting such obligations which are specifically referred to in a Legal Opinion1.

22.5	Government Approvals
No Authorisation by any Governmental Authority is or will be required in connection with the entry into and performance by an Obligor of, and the transactions contemplated by, the Finance Documents and the granting of the Flowserve Corporation Guarantee, except for such as have been made or obtained and are in full force and effect.
22.6	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles, consistently applied.

(b)	Its Original Financial Statements give a true and fair view of its financial condition and results of operations (consolidated in the case of the Company) during the relevant Financial Year.

(c)
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Flowserve Group, in the case of the Company) since the date of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to Clause 23.1 (Financial statements):
(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	give a true and fair view of its financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(e)
Since the date of the most recent financial statements delivered pursuant to Clause 23.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Flowserve Group taken as a whole.

22.7	No Material Adverse Change
Since 31 December 2008, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
22.8	Title to Properties; Possession Under Leases

(a)
Each Obligor has valid title to, or valid leasehold interests in, all its material properties and assets, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b)	Each Obligor has complied with all material obligations under all material leases to which it is a party and to each Obligor knowledge, all such leases are in full force and effect.

22.9	Subsidiaries

(a)
Schedule 13 (Subsidiaries) sets forth as of the Signing Date a list of all Subsidiaries of the Company and the percentage ownership interest of the Company therein. The shares of capital stock or other ownership interests so indicated on Schedule 13 (Subsidiaries) are fully paid and nonassessable and as of the Signing Date are owned by the Company, directly or indirectly, free and clear of all Security (other than Security made in connection with the Existing Credit Agreement or the Bank of America Credit Agreement).

(b)
Each Subsidiary of the Company is engaged in business and operations similar to those of the Company, except where any such failure in the aggregate would not be material to the Flowserve Group taken as a whole.

(c)	Each Original LG User (other than the Company) is, at the Signing Date a wholly-owned Subsidiary of the Company.

(d)	As at the Signing Date, all entities accounted for within the Original Financial Statements of the Company are Subsidiaries of the Company.

22.10	Litigation; Compliance with Laws

(a)
There are no action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of each Obligor, threatened against or affecting the Company or any Subsidiary of the Company or any business, property or rights of any such person (i) that involves any Finance Document or the transactions contemplated herein or (ii) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)
None of the Company or any of its Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

22.11	Agreements — Existing Credit Agreement

(a)
Neither the Company, nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)
Neither the Company, nor any of its Subsidiaries is in default in any manner under any provision of the Existing Credit Agreement or any provision of any other indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

(c)
In respect of the Existing Credit Agreement, the period during which the Company or any Flowserve Group Member party thereto was entitled to request issuance of a letter of credit (or similar instrument) or any advance or loan therehunder, has expired and has not been renewed or prorogated.

22.12	Federal Reserve Regulations

(a)	Neither the Company, nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)
No part of the proceeds of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including the Margin Regulations.

22.13	Investment Company Act
Neither the Company nor any Other Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
22.14	Use of Letter of Credit
The Obligors will request the issuance of Letters of Credit linked to performance obligations pursuant to commercial contracts (other than Indebtedness for Borrowed Money) permitted under this Agreement and incurred by the Obligors in the ordinary course of business.
22.15	Tax Returns
The Company and each of its Subsidiaries:
(a)
have filed or caused to be filed all United States of America and foreign tax returns or materials required to have been filed by it except for foreign filings the delinquency of which could not reasonably be expected to have a Material Adverse Effect, and

(b)
has paid or caused to be paid all taxes due and payable by it and all material written assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

22.16	No Material Misstatements
None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company or any other Obligor to the Administrative Agent or any Participating Bank in connection with the negotiation of any Finance Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Company and each other Obligor represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

22.17	Employee Benefit Plans
Each Plan is in compliance in all respects in form and operation with its terms and with the applicable provisions of ERISA and the Code, and all other Applicable law, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to Plans in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) in excess of US $1,000,000. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Company, any of its Subsidiaries, or any ERISA Affiliate, threatened, which could reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either singly or in the aggregate to have a Material Adverse Effect. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Company, any of its Subsidiaries, or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Company, any of its Subsidiaries, or any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to have a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Company, any of its Subsidiaries, or any ERISA Affiliate exists or is likely to arise on account of any Plan. None of the Company, any of its Subsidiaries, or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
22.18	Environmental Matters
Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company, nor any of its Subsidiaries:
(a)	has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

(b)	has received notice of any claim with respect to any Environmental Liability; or

(c)	knows of any basis for any Environmental Liability to which it is or reasonably could become subject.

22.19	Insurance
The Company and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
22.20	Labor Matters

(a)
As of the Signing Date and the Closing Date, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company and each other Obligor, threatened.

(b)
Except with respect to any violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable United States of America law or foreign law dealing with such matters.

(c)
All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary except where the failure to make or accrue any such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)
The consummation of the transactions contemplated by the Finance Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

22.21	Insolvency
On the Signing Date and immediately following the issuance of each Letter of Credit and after giving effect to the drawing of each Letter of Credit, (a) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Signing Date.
22.22	Subordination of Intercompany Debt
All Indebtedness for Borrowed Money owed by an Obligor (other than an Obligor incorporated in the United States of America) to the Company or to another Obligor is Subordinated Debt.

22.23	Structure Chart
The Structure Chart delivered to the Administrative Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects as at the Signing Date.
22.24	Accounting reference date

The Accounting Reference Date of each member of the Flowserve Group is 31 December.
22.25	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “EU Regulation”), the centre of main interest (as that term is used in Article 3(1) of the EU Regulation) of the Obligors incorporated in the European Union, is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the EU Regulations) in any other jurisdiction.
22.26	Validity and admissibility in evidence — Authorisations

(a)	All Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected by the Company and the other Obligor and are in full force and effect.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Flowserve Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

22.27	Governing law and enforcement
Subject to the Legal Reservations:
(a)	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

(b)	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction.

22.28	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

22.29	Times when representations made

(a)	All the representations and warranties in this Clause 22 are made by each relevant Original Obligor on the Signing Date.

(b)
The representations and warranties set out in Clauses 22.2 (Organization and Powers) through 22.5 (Government Approvals), Clauses 22.6(d) and 22.6(e), Clause 22.10 (Litigation; Compliance with Laws), Clauses 22.11(a) and 22.10(b), Clause 22.12 (Federal Reserve Regulations), Clause 22.13 (Investment Company Act), Clause 22.15 (Tax Returns) to Clause 22.18 (Environmental Matters), Clause 22.20 (Labor Matters) to Clause 22.22 (Subordination of Intercompany Debt), Clause 22.25 (Centre of main interests and establishments) to Clause 22.28 (No adverse consequences) (the “Repeating Representations”) are deemed to be made by each Obligor on the date of each Issuance Request and on each Issuance Date.

(c)
Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

23.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 23 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
In this Clause 23:
“Annual Financial Statements” means the financial statement delivered pursuant to Clause 23.1 (Financial statements).
“Annual Consolidated Financial Statements” means the financial statement delivered pursuant to Clause 23.1 (Financial statements).
“Semester Consolidated Financial Statements” means the financial statement delivered pursuant to Clause 23.1 (Financial statements).
“Semester Financial Statements” means the financial statement delivered pursuant to Clause 23.1 (Financial statements).

23.1	Financial statements
The Company shall supply to the Administrative Agent in sufficient copies for all the Participating Banks and the Issuing Bank:
(a)
as soon as they are available, but in any event within 120 days after the end of each of its Financial Years or Financial Semester, its audited Annual Consolidated Financial Statements and its unaudited Semester Consolidated Financial Statements for that Financial Year or that Financial Semester;

(b)
as soon as they are available, but in any event within 90 days after the end of each of its Financial year or its Financial Semester, its unaudited Consolidated Annual Financial Statements and its unaudited Consolidated Semester Financial Statements for that Financial Year or that Financial Semester; and

(c)	as soon as they are available, but in any event within 90 days after the end of each of its Financial Years, the unaudited Annual Financial Statements of each Obligor (other than the Company).

23.2	Provision and contents of Compliance Certificate

(a)
The Company shall supply a Compliance Certificate to the Administrative Agent with each set of its Annual or Semester Consolidated Financial Statements for each Financial Year and each Financial Semester.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants).

(c)
Each Compliance Certificate shall be signed by one legal representative of the Company, and in the case of the Annual Consolidated Financial Statements shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Participating Banks.

23.3	Requirements as to Financial Statements

(a)	The Company shall procure that each set of:
(i)	consolidated financial statements delivered pursuant to this Clause 23 includes a balance sheet, profit and loss account and cashflow statement; and

(ii)	unconsolidated financial statements delivered pursuant to this Clause 23 includes a balance sheet and profit and loss account.
(b)	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):
(i)
shall be certified by a legal representative of the relevant company as giving a true and fair view of (in the case of the Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements of the Company, shall be accompanied by any letter addressed to the management of the Company by the Auditors and accompanying those Annual Financial Statements;

(ii)
shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor, unless, in relation to any set of financial statements, the Company notifies the Administrative Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the relevant Obligor) deliver to the Administrative Agent:
(A)
a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which that Obligor’s Original Financial Statements were prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Participating Banks and the Issuing Bank to determine whether Clause 24 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
(c)
If any Participating Bank or the Issuing Bank wishes to discuss the financial position of any Obligor or any of the Flowserve Group Members with the Auditors, the Administrative Agent on the instructions and on behalf of such Participating Bank or the Issuing Bank may notify the Company, stating the questions or issues which the Participating Bank or the Issuing Bank wishes to discuss with the Auditors. In this event, the Company must ensure that the Auditors are authorised (at the expense of the Company):

(i)
to discuss the financial position of each Obligor and each of the Flowserve Group Members with the relevant Participating Bank or the Issuing Bank on request from that Participating Bank or the Issuing Bank; and

(ii)
to disclose to the relevant Participating Bank or the Issuing Bank and the Administrative Agent any information which that Participating Bank or the Issuing Bank and the Administrative Agent on behalf of that Participating Bank or the Issuing Bank may reasonably request.

23.4	Year-end
The Obligors shall not change the Flowserve Group’s Financial Year and shall procure that each member of the Flowserve Group’s Financial Year end will not change.

23.5	Budget

(a)
Unless the Company has Investment Grade Ratings, the Company shall supply to the Administrative Agent in sufficient copies for all the Participating Banks, as soon as the same become available but in any event within 10 days before the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Company shall ensure that each Budget:
(i)	includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Flowserve Group and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 23.1 (Financial statements); and

(iii)	has been approved by the legal representative of the Company.
(c)
If the Company updates or changes the Budget, it shall within not more than 10 Business Days of the update or change being made deliver to the Administrative Agent, in sufficient copies for each of the Finance Parties, such updated or changed Budget together with a written explanation of the main changes in that Budget.

23.6	Information: miscellaneous
The Company shall supply to the Administrative Agent (in sufficient copies for all the Participating Banks and the Issuing Bank, if the Administrative Agent so requests) or notify the Administrative Agent of:
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company or any other Obligors to their creditors generally (or any class of them) ;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Flowserve Group Member, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)
promptly and in any event within 15 days after the Company, any of its Subsidiaries, or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

(d)
promptly and in any event within 10 days after the Company, any of its Subsidiaries, or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company, any of its Subsidiaries, or any ERISA Affiliate in an aggregate amount exceeding US$5,000,000 (or the Dollar Equivalent thereof in another currency), a certificate of the chief financial officer of the Company describing such ERISA Event and the action, if any proposed to taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Company, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event;

(e)
promptly, and in any event within 15 days after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Company, any of its Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; (iii) the adoption of, or the commencement of contributions to, any Multiemployer Plan or any Plan subject to Section 412 of the Code by the Company, any of its Subsidiaries, or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in contribution obligations of the Company, any of its Subsidiaries, or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Company;

(f)
any notice from S&P or Moody’s indicating the possibility of an adverse change in the credit ratings applicable to the Company or any of its Indebtedness for Borrowed Money assigned by S&P or Moody’s and promptly after the Company obtains knowledge of any change in the rating established by S&P or Moody’s, as applicable, with respect to the debt rating of the Company, a notice of such change, which notice shall specify the new rating, the date on which such change was publicly announced, and such other information with respect to such change as the Administrative Agent may reasonably request;

(g)	any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(h)
promptly on request, such further information regarding the financial condition, assets and operations of the Obligors, the Flowserve Group and/or any Flowserve Group Member (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement), any changes to the composition of the senior management of an Obligor and an up to date copy of any Obligor’s shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Administrative Agent may reasonably request; and

(i)
(i) any change of an Obligor’s corporate name or in any trade name used to identify an Obligor in the conduct of its business or in the ownership of its properties, (b) any change of jurisdiction of organization of any Obligor, (iii) any change in any Obligor’s identity or corporate structure; or (iii) in the case of an Obligor incorporated in the United State of America, any change in the relevant Obligor’s federal taxpayer identification number.

23.7	Notification of default

(a)
Each Obligor shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor has proven that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Administrative Agent, the Company shall supply to the Administrative Agent a certificate signed by two legal representatives on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.8	“Know your customer” checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Signing Date; or

(iii)	a proposed assignment or transfer by a Participating Bank of any of its rights and/or obligations under this Agreement to a party that is not a Participating Bank prior to such assignment or transfer, obliges the Administrative Agent or any Participating Bank (or, in the case of paragraph (iii) above, any prospective new Participating Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Administrative Agent or any Participating Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Participating Bank) or any Participating Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Participating Bank) in order for the Administrative Agent, such Participating Bank or, in the case of the event described in paragraph (iii) above, any prospective new Participating Bank to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all Applicable Laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Participating Bank shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all Applicable Laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than 10 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Participating Banks) of (i) its intention to request that one of its Subsidiaries becomes an Additional LG User pursuant to Clause 28 (Changes to the Obligors) or (ii) that a person has become a Holding Company (not later than 30 calendar days after such occurrence) and that such person is to become an additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional LG User obliges the Administrative Agent or any Participating Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent or any Participating Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Participating Bank) or any Participating Bank (for itself or on behalf of any prospective new Participating Bank) in order for the Administrative Agent or such Participating Bank or any prospective new Participating Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws and regulations pursuant to the accession of such an Additional LG User.

24.	FINANCIAL COVENANTS

24.1	Financial definitions
“Consolidated EBITDA” means, in relation to any person, for any Relevant Period (i) the annual Consolidated Net Income or loss for such period determined in accordance with the Accounting Principles, (ii) minus the gains or plus the losses incurred in connection with any special items as reported in the financial statements of such person, (iii) minus any other non-cash gains that have been added in determining net income or loss, in each case to the extent included in the calculation of net income or loss for such Relevant Period in accordance with the Accounting Principles, (iv) plus any other non-cash losses that have been deducted in determining net income or loss, in each case to the extent included in the calculation of net income or loss for such period in accordance with the Accounting Principles, plus (v) all amounts deducted in computing the net income or loss for such period in respect of depreciation and amortization expense, Consolidated Interest Expense and income tax expense without taking into account any re-valuation of assets. With respect to Flowserve Group, EBITDA is calculated on each Financial Year, and “special items” means extraordinary items in accordance with the Accounting Principles, and items reported as special items in the Annual or Semester Consolidated Financial Statement to the extent that such items are non cash and non recurring.
“Consolidated Interest Expense” for any Relevant Period, means all interest expense (including discount and acceptance fees in respect of bankers’ acceptances, depository bills or depository notes and other financing fees paid or required to be paid during such period (whether subsequently capitalized or not) under any Banking Facility or in respect of Subordinated Debt, in each case calculated on a consolidated basis and otherwise in accordance with the Accounting Principles.
“Consolidated Net Income” for any Relevant Period means, the net income or loss of the Company and its Affiliate for such Relevant Period determined on a consolidated basis in accordance with the Accounting Principles.
“Flowserve Group Indebtedness” means the aggregate amount of Indebtedness for Borrowed Money of the Flowserve Group on a consolidated basis.
“Leverage Ratio” means the ratio of Flowserve Group Indebtedness to Consolidated EBITDA.

“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Expense in respect of any Relevant Period.
“Net Worth” means total shareholder’s equity (including capital stock, additional paid in capital and retained earnings after deducting treasury stock) that would appear on the balance sheet of the respective Obligor and its Affiliates on a consolidated basis in accordance with the Accounting Principles.
24.2	Financial condition

(a)	The Company shall ensure that:
(i)	Interest Coverage Ratio: the Interest Coverage Ratio for any Relevant Period shall not be less than 3.25x.;

(ii)	Leverage Ratio: the Leverage Ratio for any Relevant Period shall not be higher than 3.25x;
(b)	Each Obligor shall at any times maintain Net Worth of not less than 1.00 €, 1.00 $ or the Dollar Equivalent thereof if in another currency, as applicable.

24.3	Financial testing
The financial covenants set out in Clause 24.2 shall be calculated in accordance with the Accounting Principles and tested by reference to each of the consolidated financial statements of the Company delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate).
25.	GENERAL UNDERTAKINGS
The undertakings in this Clause 25 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
25.1	Existence; Businesses and Properties
Each Obligor shall (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will):
(a)
do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except with respect to any Subsidiary, where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b)
do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and its Subsidiaries taken as a whole; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all Applicable Laws, rules, regulations (including (i) all Environmental Laws and (ii) any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the real property owned by such person) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

25.2	Insurance
Each Obligor shall (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will):
(a)	keep its insurable properties adequately insured at all times by financially sound and reputable insurers;

(b)
maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and

(c)	maintain such other insurance as may be required by Applicable Law.

25.3	Obligations and Taxes
Each Obligor shall (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) pay its Indebtedness for Borrowed Money promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Security upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as:
(a)	the validity or amount thereof shall be contested in good faith by appropriate proceedings;

(b)	the Company or such other Obligor shall have set aside on its books adequate reserves with respect thereto in accordance with Accounting Principles; and

(c)	such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Security.

25.4	Maintaining Records; Access to Properties and Inspections
Each Obligor shall (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will):
(a)
keep proper books of record and account in which full, true and correct entries in conformity with Accounting Principles and all requirements of law are made of all dealings and transactions in relation to its business and activities;

(b)
permit any representative designated by the Administrative Agent or any representative designated by the Majority Participating Banks to visit and inspect the financial records and the properties of the relevant Obligors or any of its Subsidiaries at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Participating Bank to discuss the affairs, finances and condition of that Obligor or any of its Subsidiaries with the officers thereof and independent accountants therefor; provided that any such visit or inspection does not interfere with the normal operation of such business conducted at the properties. The Obligors shall only be required to reimburse the Administrative Agent’s and such Participating Bank’s and/or representative’s costs and expenses for two (2) visits and inspections during any fiscal year so long as no Event of Default has occurred and is continuing.

25.5	Use of Proceeds
The Obligors undertake to request the issuance of Letters of Credit for contingent obligations (including obligations as an account party under any letter of credit) solely in respect of surety and performance bonds, bank guarantees and similar obligations in respect of contractual obligations of the Obligors or of the contractual obligations of a wholly-owned Subsidiary of the relevant LG User other than Indebtedness for Borrowed Money, provided that in all cases:
(i)	such contractual obligations of the Obligors or of the relevant wholly-owned Subsidiary are incurred in the ordinary course of business; and

(ii)
in case of contractual obligations of a wholly-Subsidiary of the relevant LG User, such Subsidiary remains, notwithstanding any provision of this Agreement, a wholly-owned Subsidiary of the relevant LG User as long there remain outstanding amounts under the Letter(s) of Credit issued hereunder in respect of the contractual obligations of such Subsidiary.

25.6	Bank Accounts
Each Obligor shall (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) maintain its bank accounts segregated from, and not commingled with, any bank accounts of a non-Flowserve Group Member.
25.7	Further Assurances
Each Obligor undertakes to execute and/or deliver any and all further documents, agreements and instruments, and take (or authorize) all further action (including delivery local counsel opinions) that may be required under Applicable Law in order to effectuate the transactions contemplated by the Finance Documents.

25.8	Upstream Guarantees
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) issue or have outstanding any Guarantee with respect to any indebtedness or other obligations of the Flowserve Group except for certain specified immaterial, ordinary course transactions not relating to Banking Facilities, and except for the Guarantees granted under the Existing Credit Agreement and the Bank of America Credit Agreement.
25.9	Nature of Business
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) engage in any business other than a Related Business, except to such extent as would not be material to the LG Users or the Flowserve Group, taken as a whole.
25.10	Security in connection with Banking Facility
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) create, incur, assume or allow to subsist any Security over any of its present or future assets so as to secure any of its obligations under or in connection with any Banking Facility, other than Permitted Security.
25.11	Other Security
Without prejudice to any other provisions of this Agreement, the Company, in its capacity as the Company, shall not (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Affiliate will) create, incur, assume or allow to subsist any Security on or over the Capital Stock of any Flowserve Corporation Affiliate if such Security would cause an Event of Default under Clause 25.10 (Security in connection with Banking Facility) above.
25.12	Restricted Payments

(a)
No Obligor shall (and the Guarantor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort) that none of its Subsidiaries will) make, directly or indirectly, any Restricted Payment unless at the time of, and after giving pro forma effect to, such proposed Restricted Payment (i) no Default shall have occurred and be continuing, and (ii) each of the Financial Covenants as set forth in Clause 24.2 (Financial Condition) would be complied with if tested immediately following the making of the relevant Restricted Payment, on a pro forma basis as set forth in paragraph (b) below.

(b)	For the purposes of the pro forma tests referred to in paragraph (a) above:
(i)	the Net Worth shall be taken as at the end of the latest Financial Year;

(ii)
the Leverage Ratio shall be determined using the calculation of EBITDA on a twelve (12) Months rolling basis at the end of the most recently completed Financial Semester and the actual value of Flowserve Group Indebtedness as at the date of the relevant pro forma test, all adjusted to give pro forma effect to the Restricted Payment as if it had been made at the end of such most recently completed Financial Semester;

(iii)
the Interest Coverage Ratio shall be calculated using the calculation of EBITDA and the Consolidated Interest Expense on a twelve (12) Months rolling basis at the end of the most recently completed Financial Semester; and

(iv)	the amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.
(c)
The Company shall provide calculations of each of the Financial Covenants on the basis of the above pro forma tests to the Administrative Agent together with the relevant semi-annual or annual, as the case may be, Compliance Certificates in respect of such period.

25.13	Disposals, Consolidation and Merger

(a)
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort) that none of its Subsidiaries will)), whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time, sell, convey, transfer, lease out, lend or otherwise dispose of all or any of their undertakings, assets or revenues, save for:

(i)	disposals of stock-in-trade for a commercial consideration in the normal course of trading of the disposing entity;

(ii)	disposals of obsolete or redundant assets;

(iii)
disposals to Flowserve Group Members (provided, in the case of disposal by the Company or a Material Subsidiary, that the Company’s ownership interest, directly or indirectly, in the receiving company is not less than that in the disposing company);

(iv)
other disposals for Fair Market Value and on arms’ length terms where the aggregate book value of the assets disposed of does not exceed $100,000,000 (or the Dollar Equivalent thereof if in another currency) in aggregate during the term of the Facility, provided that no disposal, whether by one or a series of transactions may be made under this subparagraph (iv) if such disposal relates to all or substantially all of the assets of the Flowserve Group.

(b)	For the purposes of paragraph (a) above :
(i)
if the relevant disposal is a disposal of shares or of assets and liabilities together, reference to the aggregate book value of the assets disposed of shall be deemed to mean the aggregate gross assets disposed of, if of shares on a consolidated basis; and

(ii)
no disposal may be made under paragraph (a)(iv) above, if the relevant disposal would result in the Company ceasing to beneficially own, directly or indirectly, shares or other participation interests carrying the right to exercise 100 per cent. or more of the total voting power attached to all classes of the outstanding Voting Capital Stock of any Obligor or any Material Subsidiary or otherwise ceasing to control any Obligor or Material Subsidiary.

(c)
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Material Subsidiaries will) consolidate with, amalgamate with or merge into any other corporation except:

(i)
A Guarantor (other than the Company) may consolidate with, amalgamate with or merge into another Flowserve Group Member or any other corporation, in each case which is incorporated in the same jurisdiction or in an Eligible Country, provided that such Guarantor is the surviving entity;

(ii)
a Material Subsidiary may consolidate with, amalgamate with or merge into another Flowserve Group Member in which the ownership interest of the Company, directly or indirectly, is no less than that in such Material Subsidiary;

(iii)
an Obligor (other than the Company) may consolidate with, amalgamate with or merge into another Flowserve Group Member (incorporated in the same jurisdiction or in an Eligible Country) and in which the ownership interest of the Company, directly or indirectly, is no less than that in such Obligor.

(d)	Any transaction permitted under paragraph (c) above is subject to the following conditions:
(i)	the transaction will not result in an Ownership Threshold Event;

(ii)	the transaction would not cause a breach of paragraph (a) above or otherwise result in a Default occurring immediately after the consummation of the transaction; and

(iii)
legal opinions in form and substance satisfactory to the Majority Participating Banks as to the Obligor being the surviving entity and as to the survival of that Obligor’s obligations under the Finance Documents, and as to such other matters as they require, in relation to any transaction referred to in paragraph (c) above involving an Obligor, are obtained prior to any material step in the consolidation, amalgamation or merger occurring.

25.14	Change of Year-End
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Material Subsidiaries will) change its Accounting Reference Date or the end of any of its fiscal quarters.

25.15	Transactions with non-Flowserve Group Members

(a)
Each Obligor will ensure that all material transactions of whatever nature, and whether entered into directly or indirectly, between a Flowserve Group Member and a non-Flowserve Group Member, are made on arm’s-length commercial terms.

(b)
For the avoidance of doubt, paragraph (a) above does not permit transactions which are not otherwise permitted under Clauses 25.8 (Upstream Guarantees) to 25.14 (Change of Year-End) and Clauses 25.16 (Subsidiary Share Issuance) to 25.20 (Undertaking to Fund).

(c)	For the purposes of paragraph (a) above, a “material transaction” means a transaction which is material to the Flowserve Group Member involved in it (or any of them if more than one).

25.16	Subsidiary Share Issuance
The Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort) that none of its Material Subsidiaries will issue any Capital Stock to any person other than to the Company or a wholly-owned Subsidiary of the Company.
25.17	Cash Pooling Agreement
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) enter into cash pooling transaction, cash management or other netting agreement except if all other parties to such agreements are Flowserve Group Members or banks (établissements de crédit).
25.18	Indebtedness
The Company shall not, itself, contract, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, except as permitted as far as it is concerned under clause 6.01 (Indebtedness) of the Bank of America Credit Agreement.
No Obligor (other than the Company) shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) contract, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, except;
(a)	the Obligations of such Obligor and its Subsidiaries hereunder;

(b)	intercompany Indebtedness for Borrowed Money among the Obligors and their Subsidiaries to the extent permitted by Clause 25.19;

(c)
purchase money Indebtedness for Borrowed Money, within the meaning of the Existing Credit Agreement, and Capital Lease Obligations of the Obligors (other than the Company) and their Subsidiaries in an amount permitted by the Existing Credit Agreement;

(d)	Subordinated Debt; and

(e)
unsecured Indebtedness for Borrowed Money of the Obligors (other than the Company) and their Subsidiaries not otherwise permitted by this Clause in an amount not to exceed $50,000,000 (or the Dollar Equivalent thereof if in another currency) in the aggregate at any one time outstanding.

25.19	Advances, Investments and Loans
No Obligor (other than the Company) shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort) that none of its Subsidiaries will) directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Clause shall not prevent:
(a)	receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b)	investments in Permitted Investments;

(c)
investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)
each Obligor’s (other than the Company) investments from time to time in its Subsidiaries, and investments made from time to time by an Obligor (other than the Company) in one or more of its Subsidiaries;

(e)
intercompany advances made from time to time from any Obligor (other than the Company) to any one or more of its wholly-owned Subsidiaries or a wholly-owned Subsidiary of the Company, to the extent, in all cases, permitted under Applicable Law;

(f)	Permitted Acquisitions; and

(g)
other investments, loans and advances in addition to those otherwise permitted by this Clause in an amount not to exceed $30,000,000 (or the Dollar Equivalent thereof if in another currency) during any Financial Year.

25.20	Undertaking to Fund

(a)
No Obligor shall (and the Company shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) enter into an agreement or instrument by virtue of which an Obligor (or its Subsidiaries) undertakes in favour of a creditor of any person, to invest funds in that person (whether by way of loan, equity investment or otherwise) in order to ensure compliance with one or more undertakings toward such creditor, to the effect of maintaining certain thresholds or ratios in relation to the person concerned.

(b)
Without prejudice of any other provision of this Agreement, paragraph (a) above shall not apply to any agreement or instrument by virtue of which an Obligor (or its Subsidiaries) undertakes (i) to guarantee the payment of Indebtedness for Borrowed Money, or (ii) to perform an obligation of such person if such person fails to perform that obligation to honour its pension funding obligations in the United States of America, Great Britain and Netherlands.

25.21	Additional Guarantor
Without prejudice of the rights and remedies of the Finance Parties under this Agreement, the Company shall procure that, as soon as it becomes aware of it (and in compliance with the provisions of Clause 23.8 (“Know your customer” checks), paragraph (c), any person becoming a Holding Company of the Guarantor accede as additional Guarantor in compliance with and subject to the provisions of Clause 28 (Changes to the Obligors).
25.22	Financial Statements
Before the 30th November 2009, the Company shall provide to the Administrative Agent a certified copy of the audited Financial Statements of Flowserve BV for the Financial Year ended 31 December 2008, together with the Auditor report relating thereto and such report shall not reveal qualification(s) made by the Auditors having a Material Adverse Effect.
25.23	Refinancing of the Bank of America Credit Agreement
The Company shall provide to the Administrative Agent, no later than two (2) months before the contemplated date of such refinancing, the following information in relation to the refinancing of the Bank of America Credit Agreement: (i) the proposed amount of the refinancing, (ii) the maturity date of the proposed facility and (iii) the type of Guarantee to be granted by the Flowserve Group Members in connection with such refinancing.
26.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.19).
26.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable (except to the extent the same is paid by the Guarantor) unless payment (other than payment in respect of a Claim) is made within seven Business Days of its due date.
26.2	Financial covenants and other obligations

(a)	Any requirement of Clause 24 (Financial Covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 23 (Information Undertakings).

(b)	The Company does not comply with any provision of the Flowserve Corporation Guarantee.

26.3	Other obligations

(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment), Clause 26.2 (Financial covenants and other obligations)), Clause 26.4 (ERISA) and in Clause 26.5 (Restricted Payments).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Administrative Agent giving notice to the Company or the relevant Obligor and (ii) the Company or such Obligor becoming aware of the failure to comply.

26.4	ERISA
(a) One or more ERISA Events shall have occurred; (b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or (c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Company, any of its Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; and the liability of any or all of the Company, its Subsidiaries, and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), and (c), either individually or in the aggregate, exceeds or would be reasonably expected to exceed $10,000,000.
26.5	Restricted Payment

(a)	An Obligor does not comply with any provision of Clause 25.12 (Restricted Payments).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 7 Business Days of the earlier of (i) the Administrative Agent giving notice to the Company or the relevant Obligor and (ii) the Company or such Obligor becoming aware of the failure to comply.

26.6	Insolvency Proceedings
Any Obligor or a Material Subsidiary is subject to an Insolvency Event.
26.7	Cross-Default

(a)
any Obligor or any Subsidiary of any Obligor fails to pay at maturity or, in the event a period of grace is provided, within any such applicable period of grace, any payment due under any Banking Facility or Indebtedness for Borrowed Money (other than under any Finance Document) or any Obligor or any Subsidiary of any Obligor is in default under or fails to observe or perform any term, covenant or agreement contained in any Banking Facility or in any agreement securing its obligations under any Banking Facility (other than under the Finance Documents) by which it is bound and any grace period provided in such agreement to remedy such default has expired, or its payment obligations under any such Banking Facility are accelerated or cash collateralisation is required by reason of an event of default (however described);

(b)
any Obligor or any Subsidiary of any Obligor fails to pay within 60 days of demand the amount demanded under any Security (other than a Security provided under the Finance Documents) given by such Obligor or its Subsidiary to secure Indebtedness for Borrowed Money of any person;

(c)	No Event of Default under paragraphs (a) and (b) above will occur:
(i)
if the aggregate amount in respect of the relevant Banking Facility or Indebtedness for Borrowed Money which is not so paid and/or with respect to which such default or failure to observe or perform has occurred and/or which is accelerated and/or for which cash cover is required, is less than US$10,000,000 (or the Dollar Equivalent thereof if in other currencies); or

(ii)	if the failure to pay or perform under the relevant agreement is permanently waived, rescinded or annulled in writing by the relevant creditor(s).
26.8	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been materially incorrect or misleading when made or deemed to be made, unless the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Administrative Agent giving written notice to the Company or to the relevant Obligor.
26.9	Creditors’ Process

(a)
A final judgment for an amount in excess of (a) US$10,000,000 (or the Dollar Equivalent thereof if in other currencies) in the case of a judgment in respect of Indebtedness for Borrowed Money or (b) US$20,000,000 (or the Dollar Equivalent thereof if in other currencies) in the case of a judgment in respect of claims other than in respect of Indebtedness for Borrowed Money is rendered against an Obligor or any of its Subsidiaries.

(b)
A seizure, attachment, execution or any similar process is levied or enforced against the whole or a material portion of the assets of any Obligor or any its Subsidiary of and remains unsatisfied or is not stayed or lifted within 45 days.

(c)	No Event of Default under paragraph (b) above will occur:
(i)	if such procedure is being contested in good faith by the relevant Obligor or its Subsidiaries; and

(ii)	if so disputed, non payment shall not, in the opinion of the Majority Participating Banks, have a Material Adverse Effect.
26.10	Cessation of Business
Any Obligor or its Material Subsidiaries taken as a whole, cease, or threaten to cease, to carry on all or a substantial part of its business unless all amounts owing under the Finance Documents have been fully repaid, or full cash collateral provided in respect of all contingent obligations, no later than the date of the cessation.

26.11	Ineffectiveness of the Guarantee

(a)	The Flowserve Corporation Guarantee is void, unenforceable or ineffective or is alleged by any Obligor to be void, unenforceable or ineffective for any reason or to any extent.

(b)	The Company gives notice of termination of, or otherwise attempts to terminate or deny its liability under the Flowserve Corporation Guarantee.

26.12	Ownership
Any Obligor (other than the Company) is not or ceases to be, directly or indirectly, a wholly-owned Subsidiary of the Company unless:
(a)
the payment obligations of the relevant Obligor towards the Finance Parties under the Finance Documents are fully repaid (whether through assumption by another Obligor under the Agreement or otherwise) within 7 Business Days of the date of such cessation; and

(b)
the contingent obligations and other obligations of the relevant Obligor towards the Finance Parties under the Finance Documents are validly assumed by another Obligor within 7 Business Days of the date of such cessation; and

(c)	the relevant LG User ceases to be an LG User under the Agreement within 7 Business Days of such date of cessation.

26.13	Material Adverse Effect
Any event or circumstance occurs which the Majority Participating Banks reasonably believe has or is reasonably likely to have a Material Adverse Effect.
26.14	Unlawfulness and invalidity

(a)	Any material provisions of a Finance Document is invalid, not binding or unenforceable as a result of a judgment or order of a competent court or due to the entry into force of an Applicable Law.

(b)	Any Finance Document ceases to be in full force and effect and valid and enforceable.

(c)
No Event of Default under paragraphs (a) and (b) above will occur if such matter is (in the opinion of the Administrative Agent) capable of being remedied and the relevant Finance Document is replaced with a new agreement on terms and conditions substantially no less favourable to the Finance Parties remedying the above mentioned defects (in the opinion of the Administrative Agent) within twenty (20) days of the occurrence of the events mentioned in paragraphs (a) and (b) above.

26.15	Change of Control

(a)
A Change of Control of the Company occurs and, at any time thereafter, the Administrative Agent (acting on instruction of the Majority Participating Banks) has given notice to the Company and 30 days have elapsed from the date of that notice.

(b)
For the purposes of paragraph (a) above; a “Change of Control” means any person or group of persons acting jointly or in concert beneficially owns, directly or indirectly, shares carrying the right to exercise more than 50 per cent of the total voting power attached to all classes of the outstanding Voting Capital Stock of the Company.

26.16	Ownership Thresholds Event
An Ownership Thresholds Event occurs and, at any time thereafter, the Administrative Agent (acting on instruction of the Majority Participating Banks) has given notice to the Company and 30 days have elapsed from the date of that notice.
26.17	Security
The Company or any of its Subsidiaries creates, incurs, assumes or allows to subsist any Security (other than a Permitted Security under paragraphs (h) and (i)) of the definition of Permitted Security) over shares or other participation interest held by it, directly or indirectly carrying the right to exercise any voting power attached to any class of the outstanding Voting Capital Stock of the Company or another Obligor or so as to result in an Ownership Thresholds Event.
26.18	Change of Subsidiary

(a)	Any Obligor having a Subsidiary located outside of its jurisdiction of incorporation either:
(i)	closes or otherwise sells or otherwise ceases to be the owner of that Subsidiary (unless such Subsidiary remains as a direct or indirect wholly-owned Subsidiary of the Company); or

(ii)	ceases to operate its activities through that Subsidiary;
and any Finance Party, in its opinion acting reasonably, considers that its rights under the Finance Documents may be prejudiced thereby.
(b)	No Event of Default will occur under paragraph (a) above if :

(c)
the payment obligations of the relevant Obligor towards the Finance Parties under the Finance Documents are fully repaid (whether through assumption by another Obligor under the Agreement or otherwise) no later than the date of the closure or cessation of activity of the relevant Subsidiary ; and

(d)
the contingent obligations and other obligations of the relevant Obligor towards the Finance Parties under the Finance Documents are validly assumed by another Obligor no later than the date of the closure or cessation of activity of the relevant Subsidiary.

26.19	Prepayment and cancellation
On and at any time after the occurrence of an Event of Default which is continuing, the Issuing Bank (in the case of paragraph (a) below) or the Administrative Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Participating Banks, by notice to the Company:

(a)	refuse to issue any new Letter of Credit for the account of any of or all of the LG Users;

(b)	cancel the Total Commitment at which time it shall immediately be cancelled;

(c)
declare that all or part of the Utilisations, together with accrued interest, fees and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(d)
declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable in accordance with Clause 11.1 (Cash cover by LG User in the event of occurrence of an Event of Default).

SECTION 6 — CHANGES TO PARTIES
27.	CHANGES TO THE PARTICIPATING BANKS

27.1	Assignments and transfers by the Participating Banks

(a)	Subject to this Clause 27, a Participating Bank (the “Existing Participating Bank”) may:
(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Participating Bank’s participation in each Loan) and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund (including CDOs and CLOs) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets having a minimum rating of A/A 2 (or equivalent) (the “New Participating Bank”);

provided that any assignment or transfer made to a New Participating Bank (including any assignment of a Commitment) shall at least include, without prejudice of Clause 27.2(f) hereafter, an assignment or transfer of a part of a principal amount outstanding at that time of at least Euros 50,000, unless it is made to any person which qualifies as a professional market party (professionele marktpartij) under the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

(b)	Save as otherwise provided herein, the consent of the Finance Parties is hereby given to a transfer by an Existing Participating Bank to a New Participating Bank.

27.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Participating Bank, provided that no such consent shall be required if the assignment or transfer is:

(i)
to another Participating Bank or an Affiliate of a Participating Bank (which shall include, for the purposes of this Clause 27 and for the avoidance of doubt, in the case of Calyon, any company Caisses Régionales du Crédit Agricole Mutuel or Calyon); or

(ii)	to the Issuing Bank or an Affiliate of the Issuing Bank; or

(iii)	made at a time when a Default is continuing;
(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Participating Bank has requested it unless consent is expressly refused in writing by the Company within that time.

(c)	An assignment will only be effective as among the Finance Parties on:
(i)
receipt by the Administrative Agent of written confirmation from the New Participating Bank (in form and substance satisfactory to the Administrative Agent) that the New Participating Bank has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Participating Bank; and

(ii)
performance by the Administrative Agent of all necessary “know your customer” or other similar checks under all Applicable Laws in relation to such assignment to a New Participating Bank, the completion of which the Administrative Agent shall promptly notify to the Existing Participating Bank and the New Participating Bank.

(d)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(e)	If:
(i)	a Participating Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Participating Bank or Participating Bank acting through its new Facility Office under Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs),

then the New Participating Bank or Participating Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Participating Bank or Participating Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	The Facility may be assigned or transferred in amounts of not less than €5,000,000 (or if less, the remaining amount held by such Participating Bank).

27.3	Assignment or transfer fee
The New Participating Bank shall, on the date upon which an assignment or transfer takes effect, pay to the Administrative Agent (for its own account) a fee of €2,500.
27.4	Limitation of responsibility of Existing Participating Banks

(a)	Unless expressly agreed to the contrary, an Existing Participating Bank makes no representation or warranty and assumes no responsibility to a New Participating Bank for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Flowserve Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Participating Bank confirms to the Existing Participating Bank and the other Finance Parties that it:
(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Participating Bank or any other Finance Party in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Participating Bank to:
(i)	accept a re-transfer or re-assignment from a New Participating Bank of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Participating Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
27.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Administrative Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Participating Bank and the New Participating Bank, and the Company if its consent is required pursuant to Clause 27.2(b), at least ten (10) Business Days prior to the proposed Transfer Date. The Administrative Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)
The Administrative Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Participating Bank and the New Participating Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws in relation to the transfer to such New Participating Bank.

(c)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:
(i)
to the extent that in the Transfer Agreement the Existing Participating Bank seeks to transfer its rights and obligations under the Finance Documents, the Existing Participating Bank shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Participating Bank with respect to the Obligors shall be transferred to the New Participating Bank, to the extent provided for in the Transfer Agreement;

(iii)
the Administrative Agent, the Arranger, the New Participating Bank, the other Participating Banks, the Issuing Bank shall have the same rights and obligations between themselves as they would have had had the New Participating Bank been an Original Participating Bank with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Administrative Agent, the Arranger, the Issuing Bank and the Existing Participating Bank shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Participating Bank shall become a Party as a “Participating Bank”.
27.6	Copy of Transfer Agreement to Company
The Administrative Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Company a copy of that Transfer Agreement.
27.7	Security on Participating Banks’ rights
Without prejudice to the rights granted to the Participating Banks pursuant to this Clause 27, each Participating Bank may, at any time, without consulting with or obtaining any authorization from an Obligor, pledge, grant a Security over or assign as a security in any manner whatsoever (by way of assignment as security or by any other mean) all or part of its rights pursuant to any Finance Document in order to secure the obligations of such Participating Bank, including:

(a)	any pledge, assignment as security or other Security granted in order to guarantee its obligations vis a vis a central bank; and

(b)
when the Participating Bank is an instrument vehicle, any pledge, assignment as security or other Security granted to any holder (or trustee or Administrative Agent of holders) of bonds or other capital market instruments issued by such Participating Bank in order to secure such bonds or capital market instruments.

Provided that such pledge, assignment security or other Security cannot have the effect to:
(i)	release a Participating Bank from its obligations pursuant to the Finance Documents or make the beneficiary of such pledge, assignment as security or Security party to any Finance Document; or

(ii)	oblige any Obligor to make any payment or grant to any person broader rights than the payments or rights to which the relevant Participating Bank is entitled to pursuant to the Finance Documents.
28.	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except in accordance with Clause 25.13(c) and subject to the provisions of Clause 25.13(d).
28.2	Additional LG Users

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.8 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes a LG User. That Subsidiary shall become a LG User if:

(i)	all the Participating Banks and the Issuing Bank acting reasonably approve the addition of that Subsidiary;

(ii)	the Company and that Subsidiary deliver to the Administrative Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional LG User; and

(iv)
the Administrative Agent has received all of the documents and other evidence listed in Schedule 14 (Conditions precedent required to be delivered by an Additional LG User) in relation to that Additional LG User, each in form and substance satisfactory to the Administrative Agent.

(b)
The Administrative Agent shall notify the Company and the Finance Parties promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 14 (Conditions precedent required to be delivered by an Additional LG User).

28.3	Additional Guarantor

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.8 (“Know your customer” checks), the Company shall procure that upon any person becoming the Holding Company of the Guarantor such person shall accede as an additional Guarantor (but not as Additional LG User unless the terms and conditions set forth in Clause 28.2 (Additional LG Users) are complied with) under the Agreement. To effect such accession:

(i)	the Company and that Holding Company shall deliver to the Administrative Agent a duly completed and executed Accession Letter;

(ii)
the Company and that Holding Company shall do all such other things as may be necessary to give effect to such accession (including delivery of a guarantee agreement or legal opinion in form and substance satisfactory to the Participating Banks); and

(iii)
the Administrative Agent has received all of the documents and other evidence listed in Schedule 14 (Conditions precedent required to be delivered by an Additional LG User) in relation to that Holding Company, each in form and substance satisfactory to the Administrative Agent.

(b)
The Administrative Agent shall notify the Company and the Finance Parties promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 14 (Conditions precedent required to be delivered by an Additional LG User).

(c)	The foregoing is without prejudice of the rights and remedies of the Finance Parties under this Agreement concerning the ownership of the Company or of the Flowserve Group.

28.4	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (a) of Clause 22.29 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
SECTION 7 — THE FINANCE PARTIES
29.	ROLE OF THE ADMINISTRATIVE AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS

29.1	Appointment of the Administrative Agent

(a)
Subject to the provisions of paragraph (b) below, each of the Arranger, the Participating Banks and the Issuing Bank appoints the Administrative Agent to act as its Administrative Agent under and in connection with the Finance Documents and each of the Arranger, the Participating Banks and the Issuing Bank authorises the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(b)	The Parties hereby acknowledge that the mandate granted by BBVA, as Participating Bank, to the Administrative Agent pursuant to paragraph (a) above does not authorise the Administrative Agent to:
(i)	execute and deliver Finance Documents in the name and on behalf of BBVA;

(ii)
enforce the Flowserve Corporation Guarantee in the name and on behalf of BBVA; provided, however, that the Administrative Agent may send to the Guarantor, in accordance with paragraph (a) above, the notice referred to in Annex 1 to the Flowserve Corporation Guarantee; and

(iii)	present petitions for winding up of any Obligor in the name and on behalf of BBVA.
29.2	Duties of the Administrative Agent

(a)
Subject to paragraph (b) below, the Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.

(b)	Without prejudice to Clause 27.6 (Copy of Transfer Agreement to Company), paragraph (a) above shall not apply to any Transfer Agreement.

(c)
Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Administrative Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Administrative Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
29.4	No fiduciary duties

(a)
Nothing in this Agreement constitutes the Administrative Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary (fiduciaire), including within the meaning of articles 2011 and seq. of the French Code Civil, of any other person.

(b)	None of the Administrative Agent, the Arranger or the Issuing Bank shall be bound to account to any Participating Bank for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Flowserve Group
The Administrative Agent, the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Flowserve Group.
29.6	Rights and discretions

(a)	The Administrative Agent and the Issuing Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as Administrative Agent for the Participating Banks) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Participating Banks has not been exercised; and

(iii)	any notice or request made by the Company (other than an Issuance Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Administrative Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Administrative Agent may disclose to any other Party any information it reasonably believes it has received as Administrative Agent under this Agreement.

(f)
Without prejudice to the generality of paragraph (e) above, the Administrative Agent may disclose the identity of a Defaulting Participating Bank to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Participating Banks.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Administrative Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Participating Banks’ instructions

(a)
Unless a contrary indication appears in any Finance Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the Majority Participating Banks (or, if so instructed by the Majority Participating Banks, refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Participating Banks.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Participating Banks will be binding on all the Finance Parties.

(c)
The Administrative Agent may refrain from acting in accordance with the instructions of the Majority Participating Banks (or, if appropriate, the Participating Banks) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Participating Banks, (or, if appropriate, the Participating Banks) the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Participating Banks.

(e)
The Administrative Agent is not authorised to act on behalf of a Participating Bank in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Participating Bank’s authority to act on its behalf in those proceedings. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Flowserve Corporation Guarantee or enforcement of the Flowserve Corporation Guarantee.

(f)	BBVA undertakes so long as it is a Participating Bank to:
(a)
join the Administrative Agent in any legal or arbitration proceedings relating to any Finance Document instructed by the Majority Participating Banks, in accordance with clause paragraph (e) above or, if required, to the extent possible, to grant powers of attorney in favour of the Administrative Agent so that it can take in the name and on behalf of BBVA such legal or arbitration proceedings; and

(b)	abide by and act in accordance with, any decision of the Majority Participating Banks made in accordance with this Agreement.
29.8	Responsibility for documentation
None of the Administrative Agent, the Arranger or the Issuing Bank:
(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Arranger, the Issuing Bank, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by Applicable Law relating to insider dealing or otherwise.

29.9	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.11 (Disruption to Payment Systems etc.)), none of the Administrative Agent and the Issuing Bank will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Administrative Agent or an Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Administrative Agent or of the Issuing Bank, in respect of any claim it might have against the Administrative Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Administrative Agent or of the Issuing Bank may rely on this Clause.

(c)
The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Administrative Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Administrative Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Participating Bank and each Participating Bank confirms to the Administrative Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or the Arranger.

29.10	Participating Banks’ indemnity to the Administrative Agent
Each Participating Bank shall (in proportion to its share of the Total Commitment or, if the Commitments are then zero, to its share of the Total Commitment and outstanding Utilisations) indemnify the Administrative Agent, within three Business Days of demand, against any duly documented cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Administrative Agent (otherwise than by reason of the Administrative Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Administrative Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent in acting as Administrative Agent under the Finance Documents (unless the Administrative Agent has been reimbursed by an Obligor pursuant to a Finance Document)).

29.11	Resignation of the Administrative Agent

(a)	The Administrative Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the Participating Banks and the Company.

(b)
Alternatively the Administrative Agent may resign by giving notice to the Participating Banks and the Company, in which case the Majority Participating Banks (after consultation with the Company) may appoint a successor Administrative Agent.

(c)
If the Majority Participating Banks have not appointed a successor Administrative Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the retiring Administrative Agent (after consultation with the Company) may appoint a successor Administrative Agent (acting through an office in France).

(d)
The retiring Administrative Agent shall, at its own cost, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents.

(e)	The Administrative Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.12	Replacement of the Administrative Agent

(a)
After consultation with the Company, the Majority Participating Banks may, by giving 30 days’ notice to the Administrative Agent (or, at any time the Administrative Agent is an Impaired Administrative Agent, by giving any shorter notice determined by the Majority Participating Banks) replace the Administrative Agent by appointing a successor Administrative Agent (acting through an office in France).

(b)
The retiring Administrative Agent shall (at its own cost if it is an Impaired Administrative Agent and otherwise at the expense of the Participating Banks) make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents.

(c)
The appointment of the successor Administrative Agent shall take effect on the date specified in the notice from the Majority Participating Banks to the retiring Administrative Agent. As from this date, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (and any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Administrative Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.13	Confidentiality

(a)
In acting as Administrative Agent for the Finance Parties, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Administrative Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.14	Relationship with the Participating Banks

(a)
The Administrative Agent may treat each Participating Bank as a Participating Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Participating Bank to the contrary in accordance with the terms of this Agreement.

(b)
Each Participating Bank shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formula).

(c)
Any Participating Bank may by notice to the Administrative Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Participating Bank under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Participating Bank for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.6 (Electronic communication) and the Administrative Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Participating Bank.

29.15	Credit appraisal by the Participating Banks and the Issuing Bank
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Participating Bank and the Issuing Bank confirms to the Administrative Agent, the Arranger and the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Flowserve Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.16	Administrative Agent’s management time
Any amount payable to the Administrative Agent under Clause 19.4 (Indemnity to the Administrative Agent), Clause 21 (Costs and Expenses) and Clause 29.10 (Participating Banks’ indemnity to the Administrative Agent) shall include the cost of utilising the Administrative Agent’s management time or other resources and will be calculated on the basis of such reasonable and documented daily or hourly rates as the Administrative Agent may notify to the Company and the Participating Banks, and is in addition to any fee paid or payable to the Administrative Agent under Clause 16 (Fees).
29.17	Deduction from amounts payable by the Administrative Agent
If any Party owes an amount to the Administrative Agent under the Finance Documents the Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
29.18	Reliance and engagement letters
Each Finance Party confirms that each of the Arranger and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Administrative Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor (including following a set-off) other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Administrative Agent;

(b)
the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments
The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.6 (Partial payments).
31.3	Recovering Finance Party’s rights

(a)
On a distribution by the Administrative Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of article 1252 of the French Code civil.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Administrative Agent, pay to the Administrative Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)
This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal (including for the avoidance of doubt an insolvency legal proceedings against an Obligor) or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 8 — ADMINISTRATION
32.	PAYMENT MECHANICS

32.1	Payments to the Administrative Agent

(a)
On each date on which an Obligor or a Participating Bank is required to make a payment under a Finance Document, that Obligor or Participating Bank shall make the same available to the Administrative Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Administrative Agent specifies.

32.2	Distributions by the Administrative Agent

(a)
Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any LG User in respect of any of the obligations hereunder (principal, interest and other sums) (the “Obligations”), the Administrative Agent shall distribute such payment to the Participating Banks entitled thereto (other than any Participating Bank that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)
Each payment received by the Administrative Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Administrative Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Participating Bank, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

(c)
Notwithstanding anything to the contrary contained herein, the provisions of the preceding paragraph (a) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Participating Banks which are not Defaulting Participating Banks as opposed to Defaulting Participating Banks.

32.3	Distributions to an Obligor
The Administrative Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)
Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.

32.5	Impaired Administrative Agent

(a)
If, at any time, the Administrative Agent becomes an Impaired Administrative Agent, an Obligor or a Participating Bank which is required to make a payment under the Finance Documents to the Administrative Agent in accordance with Clause 32.1 (Payments to the Administrative Agent) may instead either pay that amount directly to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Participating Bank making the payment and designated as an account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the account shall be for the benefit of the beneficiaries of that account pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the account.

(d)
Promptly upon the appointment of a successor Administrative Agent in accordance with Clause 29.12 (Replacement of the Administrative Agent), each Party which has made a payment to an account in accordance with this Clause 32.5 shall give all requisite instructions to the bank with whom such account is held to transfer the amount (together with any accrued interest) to the successor Administrative Agent for distribution in accordance with Clause 32.2 (Distributions by the Administrative Agent).

32.6	Partial payments

(a)
If the Administrative Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Administrative Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Agent and the Issuing Bank under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, other fee or commission due but unpaid under those Finance Documents;

(iii)
thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 10 (Claim Under a Letter of Credit) and Clause 10.4 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Administrative Agent shall, if so directed by the Majority Participating Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Letter of Credit or Unpaid Sum or a part of a Letter of Credit or Unpaid Sum shall be made in the currency in which that Letter of Credit or Unpaid Sum is denominated on its due date.

(c)
Each payment of interest and fee in respect of a Letter of Credit shall be made in the currency in which the sum in respect of which the interest or fee is payable was denominated when that interest or fee accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.
If either the Administrative Agent determines (in its discretion) that a Disruption Event has occurred or the Administrative Agent is notified by the Company that a Disruption Event has occurred:
(a)
the Administrative Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Administrative Agent may deem necessary in the circumstances;

(b)
the Administrative Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Administrative Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Administrative Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)
the Administrative Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Administrative Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Participating Bank, the Issuing Bank or any other Obligor, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Administrative Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)
if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer identified with the Administrative Agent’s signature below (or any substitute department or officer as the Administrative Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Administrative Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Administrative Agent shall notify the other Parties.
34.5	Communication when Administrative Agent is Impaired Administrative Agent
If the Administrative Agent is an Impaired Administrative Agent the Parties may, instead of communicating with each other through the Administrative Agent, communicate with each other directly and (while the Administrative Agent is an Impaired Administrative Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Administrative Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Administrative Agent has been appointed.
34.6	Electronic communication

(a)
Any communication to be made between the Administrative Agent and a Participating Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Administrative Agent and the relevant Participating Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)
Any electronic communication made between the Administrative Agent and a Participating Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Participating Bank to the Administrative Agent only if it is addressed in such a manner as the Administrative Agent shall specify for this purpose.

34.7	Use of websites
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Participating Banks (the “Website Participating Banks”) who accept this method of communication by posting (through the Administrative Agent) this information onto an electronic website designated by the Company and the Administrative Agent (the “Designated Website”) if:
(i)	the Administrative Agent expressly agrees (after consultation with each of the Participating Banks) that it will accept communication of the information by this method;

(ii)	both the Company and the Administrative Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Administrative Agent.

If any Participating Bank (a “Paper Form Participating Bank”) does not agree to the delivery of information electronically then the Administrative Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Administrative Agent (in sufficient copies for each Paper Form Participating Bank) in paper form. In any event the Company shall at its own cost supply the Administrative Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Administrative Agent shall supply each Website Participating Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Administrative Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Administrative Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Administrative Agent and each Website Participating Bank is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Participating Bank may request, through the Administrative Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

34.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)
if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
35.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
35.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
36.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clauses 38.2 (Technical Amendments) and 38.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Participating Banks and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of an Obligor.

38.2	Technical Amendments
Notwithstanding the provisions of this Clause 38 but subject to Clause 29.1(b), the Administrative Agent may without consulting the Participating Banks, decide upon purely administrative matters and, without referring to the Participating Banks, enter into amendments of a purely technical nature to fix errors which are manifest upon reading this Agreement.
38.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Participating Banks” in Clause 1.1 (Definitions);

(ii)	the definition of “Availability Period” in Clause 1.1 (Definitions);

(iii)	the definition of “Maturity Date” in Clause 1.1 (Definitions);

(iv)
a waiver of any payment default by an Obligor under the Finance Documents or the release of an Obligor of its payments obligations under the Finance Documents other than in accordance with this Agreement;

(v)	an extension to the date of payment of any amount under the Finance Documents or the Term of any Letter of Credit;

(vi)	a reduction in the amount of any payment of principal, interest, fees or commission payable under the Finance Documents;

(vii)	a change in currency of payment of any amount under the Finance Documents;

(viii)	an increase in or an extension of any Commitment or the Total Commitment;

(ix)	a change to the LG Users or Guarantor other than in accordance with Clause 28 (Changes to the Obligors);

(x)	any provision which expressly requires the consent of all the Participating Banks;

(xi)	Clause 27 (Changes to the Participating Banks), Clause 31 (Sharing among the Finance Parties) or this Clause 38 (Amendments and Waivers);
shall not be made without the prior consent of all the Participating Banks.

(b)
An amendment or waiver which relates to the rights or obligations of the Administrative Agent, the Arranger and the Issuing Bank (each in their capacity as such) may not be effected without the consent of the Administrative Agent, the Arranger or the Issuing Bank.

38.4	Replacement of Participating Banks

(a)	If at any time:
(i)	any Participating Bank becomes a Non-Consenting Participating Bank (as defined in paragraph (c) below); or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 18.1 (Increased costs) or Clause 17.2 (Tax gross-up) to any Participating Bank in excess of amounts payable to the other Participating Banks generally, then the Company may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Participating Bank, replace such Participating Bank by requiring such Participating Bank to (and such Participating Bank shall) transfer pursuant to Clause 27 (Changes to the Participating Banks) all (and not part only) of its rights and obligations under this Agreement to a Participating Bank or other bank, financial institution, trust, fund or other entity (a “Replacement Participating Bank”) selected by the Company, and which is an Acceptable Bank, and is acceptable to the Administrative Agent and the Issuing Bank (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Participating Bank (including the assumption of the transferring Participating Bank’s participations on the same basis as the transferring Participating Bank including in respect of outstanding Letters of Credit) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Participating Bank’s participation in the payments made by the Participating Bank hereunder and not yet refunded to it, together with all accrued interest and/or Letter of Credit fees and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Participating Bank pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Administrative Agent;

(ii)	neither the Administrative Agent nor the Participating Bank shall have any obligation to the Company to find a Replacement Participating Bank;

(iii)
in the event of a replacement of a Non-Consenting Participating Bank such replacement must take place no later than fifteen (15) Business Days after the date the Non-Consenting Participating Bank notifies the Company and the Administrative Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)
in no event shall the Participating Bank replaced under this paragraph (b) be required to pay or surrender to such Replacement Participating Bank any of the fees received by such Participating Bank pursuant to the Finance Documents.

(c)	In the event that:
(i)
the Company or the Administrative Agent (at the request of the Company) has requested the Participating Banks to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Participating Banks; and

(iii)
Participating Banks whose Commitments aggregate more than 76 per cent. of the Total Commitment (or, if the Total Commitment have been reduced to zero, whose participations in the outstanding Utilisations aggregated more than 76 per cent. of the Total Commitment immediately prior to that reduction) have consented or agreed to such waiver or amendment, then any Participating Bank who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Participating Bank”.

38.5	Disenfranchisement of Defaulting Participating Banks

(a)
For so long as a Defaulting Participating Bank has any Available Commitment, in ascertaining the Majority Participating Banks or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitment has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Participating Bank’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.4, the Administrative Agent may assume that the following Participating Banks are Defaulting Participating Banks:
(i)	any Participating Bank which has notified the Administrative Agent that it has become a Defaulting Participating Bank;

(ii)
any Participating Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Participating Bank” has occurred, unless it has received notice to the contrary from the Participating Bank concerned (together with any supporting evidence reasonably requested by the Administrative Agent) or the Administrative Agent is otherwise aware that the Participating Bank has ceased to be a Defaulting Participating Bank
38.6	Replacement of a Non-Acceptable Participating Bank

(a)
The Administrative Agent may, at any time a Participating Bank has become and continues to be a Non-Acceptable Participating Bank, by giving five (5) Business Days’ prior written notice (if it is a Defaulting Participating Bank) and 60 days’ prior written notice (if it is not a Defaulting Participating Bank) to such Participating Bank and the Company:

(i)
replace such Participating Bank by requiring such Participating Bank to (and such Participating Bank shall) transfer pursuant to Clause 27 (Changes to the Participating Banks) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Participating Bank to (and such Participating Bank shall) transfer pursuant to Clause 27 (Changes to the Participating Banks) all (and not part only) of the Available Commitment of that Participating Bank; or

(iii)
require such Participating Bank to (and such Participating Bank shall) transfer pursuant to Clause 27 (Changes to the Participating Banks) all (and not part only) of its rights and obligations in respect of the Facility, to a Participating Bank or other bank, financial institution, trust, fund or other entity (a “Replacement Participating Bank”) selected by the Company, which is an Acceptable Bank and which is acceptable to the Issuing Bank (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Participating Bank (including the assumption of the transferring Participating Bank’s participations or unfunded participations (as the case may be) on the same basis as the transferring Participating Bank including in respect of outstanding Letters of Credit) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Participating Bank’s participation in the payments made by the Participating Bank hereunder and not yet refunded to it, together with all accrued interest and/or Letter of Credit fees and other amounts payable in relation thereto under the Finance Documents.
(b)	Any transfer of rights and obligations of a Non-Acceptable Participating Bank pursuant to this Clause shall be subject to the following conditions:
(i)	the transfer must take place no later than ten (10) Business Days’ after the relevant notice referred to in paragraph (a) above; and

(ii)
in no event shall the Non-Acceptable Participating Bank be required to pay or surrender to the Replacement Participating Bank any of the fees received by the Non-Acceptable Participating Bank pursuant to the Finance Documents.

39.	CONFIDENTIALITY

39.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 29.14 (Relationship with the Participating Banks));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction, governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any Applicable Law;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.7 (Security on Participating Banks’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.

39.3	Entire agreement
This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
SECTION 9 — GOVERNING LAW AND ENFORCEMENT
40	GOVERNING LAW

This Agreement is governed by French law.

41.	ENFORCEMENT — JURISDICTION OF FRENCH COURTS

(a)
Subject to paragraph (b) below, the Tribunal de Commerce of Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)
Paragraph (a) above is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.	ELECTION OF DOMICILE
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor otherwise domiciled in France) irrevocably elects domicile at c/o Flowserve Pompes SAS, 13 rue Maurice Trintignant, 72234 Arnage, France, for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

THE COMPANY FLOWSERVE CORPORATION
By:	/s/ Dean P. Freeman
Dean P. Freeman
	Title:	Vice President — Treasurer

THE LG USERS FLOWSERVE CORPORATION
By:	/s/ Dean P. Freeman
Dean P. Freeman
	Title:	Vice President — Treasurer

FLOWSERVE HAMBURG GMBH
By:	/s/ John M. Nanos
John M. Nanos
	Title:	Director

FLOWSERVE POMPES S.A.S.
By:	/s/ John M. Nanos
John M. Nanos
	Title:	Director

FLOWSERVE GB LIMITED
By:	/s/ John M. Nanos
John M. Nanos

Duly authorized for and on behalf of Flowserve GB Limited Title: Director

WORTHINGTON S.R.L.
By:	/s/ John M. Nanos
John M. Nanos
	Title:	Director

FLOWSERVE SPAIN S.L.U.
By:	/s/ John M. Nanos
John M. Nanos
	Title:	Sole Administrator

FLOWSERVE B.V.
By:	/s/ John M. Nanos
John M. Nanos

THE GUARANTOR FLOWSERVE CORPORATION
By:	/s/ Dean P. Freeman
Dean P. Freeman
	Title:	Vice President — Treasurer

THE ARRANGER Calyon
By:	Agnès Huret

Title:	Relationship Manager

By:	Frédéric Desfossez

Title:	Head of Calyon West Pole

THE ADMINISTRATIVE AGENT Calyon
By:	Agnès Huret

Title:	Relationship Manager

By:	Frédéric Desfossez

Title:	Head of Calyon West Pole

THE ISSUING BANK Calyon
By:	Agnès Huret

Title:	Relationship Manager

By:	Frédéric Desfossez

Title:	Head of Calyon West Pole

THE ORIGINAL PARTICIPATING BANKS Calyon
By:	Agnès Huret

Title:	Relationship Manager

By:	Frédéric Desfossez

Title:	Head of Calyon West Pole

BBVA
By:	Stephane Possot

Title:

Deutsche Bank AG, Paris Branch
By:	Christophe Baumann

Title:

By:	Inge François

Title:

Lloyds TSB Bank plc
By:	Gareth Narinesingh

Title: